Exhibit (a)(1)(A)

Offer To Purchase

All Outstanding Shares of Common Stock

of

BLUEPRINT MEDICINES CORPORATION

at

$129.00 Per Share in cash, plus one contingent value right per share representing the right to receive certain contingent payments of up to an aggregate amount of $6.00 per Share in cash upon the achievement of specified milestones on or prior to the expiration of the applicable milestone period by

ROTHKO MERGER SUB, INC.,

an indirect wholly owned subsidiary of

SANOFI

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON JULY 16, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Rothko Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of SANOFI, a French société anonyme (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (each, a “Share” and, collectively, “Shares”), of Blueprint Medicines Corporation, a Delaware corporation (the “Company”), for (i) $129.00 per Share in cash, without interest (the “Cash Offer Price”) and subject to any withholding of taxes required by applicable legal requirements, plus (ii) one (1) non-transferable contractual contingent value right (each, a “CVR”) per Share, representing the right to receive contingent payments of up to an aggregate amount of $6.00 per Share in cash, without interest, upon the achievement of one or both of the milestones on or prior to the expiration of the applicable milestone period set forth in the Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into with a rights agent (the “Rights Agent”) mutually agreeable to Aventis Inc., a Pennsylvania corporation and wholly owned subsidiary of Parent (“Aventis”), and the Company (the CVR, together with the Cash Offer Price, or any other amount paid pursuant to the Offer to the extent permitted under the Merger Agreement (as defined below), the “Offer Consideration”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 2, 2025 (as it may be amended from time to time, the “Merger Agreement”), among the Company, Parent, Aventis and Purchaser, pursuant to which, unless otherwise agreed by the Company, Parent, Aventis and Purchaser, as soon as practicable following consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the “Merger”) and the separate existence of Purchaser will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and effected without a vote of the Company stockholders. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”) (other than Shares (a) held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company, by Parent or any direct or indirect wholly owned subsidiary of Parent (other than Purchaser), or by stockholders of the Company who have properly exercised and perfected their statutory rights of appraisal under the DGCL, or (b) irrevocably accepted by Purchaser for payment in the Offer) will be converted into the right to receive the Offer Consideration, without interest and subject to any withholding of taxes required by applicable legal requirements.

Under no circumstances will interest be paid on the Offer Consideration for the Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Shares.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (i) the Minimum Tender Condition (as defined below in the “Summary Term Sheet”), (ii) the Regulatory Condition (as defined below in Section 15 – “Conditions of the Offer”), and (iii) the HSR Condition (as defined below in Section 15 – “Conditions of the Offer”). There is no financing condition to the Offer. The Offer is subject to various additional conditions. See Section 15 – ”Conditions of the Offer.” A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page v of this Offer to Purchase.

The Board of Directors of the Company (the “Company Board”) has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (b) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (c) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before deciding whether to tender your Shares in the Offer.

NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 750-0831

Banks and Brokers may call collect: (212) 750-5833

IMPORTANT

If your Shares are registered in your name and you wish to tender all or a portion of your Shares to Purchaser in the Offer, you must either (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”) together with certificates representing the Shares tendered or (ii) follow the procedure for book-entry transfer set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares.” If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser and request they effect the transaction for you before the expiration of the Offer.

If you are a record holder and your stock is certificated but your stock certificate is not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call Innisfree M&A Incorporated, the information agent (the “Information Agent”) for the Offer, toll-free at (877) 750-0831. Bankers and Brokers may call collect at (212) 750-5833.

Questions and requests for assistance should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance, if your Shares are registered in their name.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

Rothko Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of SANOFI, a French société anonyme (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (each, a “Share” and, collectively, the “Shares”), of Blueprint Medicines Corporation, a Delaware corporation (the “Company”) for (i) $129.00 per Share in cash, without interest (the “Cash Offer Price”) and subject to any withholding of taxes required by applicable legal requirements, plus (ii) one (1) non-transferable contractual contingent value right (each, a “CVR”) per Share, representing the right to receive contingent payments of up to an aggregate amount of $6.00 per Share in cash, without interest, upon the achievement of one or both of the milestones on or prior to the expiration of the applicable milestone period set forth in the Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into with a rights agent (the “Rights Agent”) mutually agreeable to Aventis Inc., a Pennsylvania corporation and wholly owned subsidiary of Parent (“Aventis”), and the Company (the CVR, together with the Cash Offer Price, or any other amount paid pursuant to the Offer to the extent permitted under the Merger Agreement (as defined below), the “Offer Consideration”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”). The following are some questions you may have as a stockholder of the Company and answers to those questions. The information contained in this summary term sheet is a summary only, and may not contain all of the information that is important to you, and is not meant to be a substitute for the more detailed descriptions and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. This summary term sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. Except as otherwise set forth herein, the information concerning the Company contained in this summary term sheet and elsewhere in this Offer to Purchase has been based upon publicly available documents or records of the Company on file with the Securities and Exchange Commission (the “SEC”) or other public sources or information provided by the Company. Neither Parent nor Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or accuracy of any such information.

Securities Sought	All of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company.

Price Offered Per Share	$129.00 per Share in cash, without interest and subject to any withholding of taxes required by applicable legal requirements, plus one (1) CVR per Share, representing the right to receive contingent payments of up to an aggregate amount of $6.00 per Share in cash, without interest, upon the achievement of one or both of the milestones on or prior to the expiration of the applicable milestone period set forth in the CVR Agreement.

Scheduled Expiration of Offer	One minute following 11:59 P.M., Eastern Time, on July 16, 2025, unless the Offer is otherwise extended or earlier terminated.

Purchaser	Rothko Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of SANOFI and a direct wholly owned subsidiary of Aventis.

Company Board Recommendation	The Company Board unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

Who is offering to buy my securities?

Rothko Merger Sub, Inc., a Delaware corporation, is offering to purchase all of the outstanding Shares at a price of $129.00 per Share in cash, without interest and subject to any withholding of taxes required by applicable legal requirements, plus one (1) CVR per share, representing the right to receive contingent payments of up to an aggregate amount of $6.00 per Share in cash, without interest, upon the achievement of one or both of the milestones on or prior to the expiration of the applicable milestone period set forth in the CVR Agreement, on the terms and subject to the conditions set forth in this Offer to Purchase. Purchaser was formed solely for the purpose of facilitating the acquisition of the Company. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement (the “Transactions”). Purchaser is a wholly owned direct subsidiary of Aventis and Aventis is a wholly owned direct subsidiary of Parent. Parent is dedicated to supporting people through their health challenges. Parent is a global biopharmaceutical company focused on human health. Parent prevents illness with vaccines, and provides innovative treatments to fight pain and ease suffering. Parent stands by the few who suffer from rare diseases and the millions with long-term chronic conditions.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Parent or Aventis. We use the term “Purchaser” to refer to Rothko Merger Sub, Inc. alone, the term “Parent” to refer to SANOFI alone, the term “Aventis” to refer to Aventis alone and the term the “Company” to refer to Blueprint Medicines Corporation. Unless the context otherwise requires, we use the term “Shares” to refer to shares of common stock, par value $0.001 per share, of the Company.

See Section 8 – “Certain Information Concerning Parent, Aventis, Purchaser, and Certain Related Persons.”

What is the class and amount of securities sought pursuant to the Offer?

Purchaser is offering to purchase all of the outstanding Shares at the Cash Offer Price in cash, without interest and subject to any withholding of taxes required by applicable legal requirements, plus one (1) CVR per Share, representing the right to receive contingent payments in cash, without interest, upon the achievement of one or both of the milestones on or prior to the expiration of the applicable milestone period set forth in the CVR Agreement, on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer and the term “Shares” to refer to the Shares that are the subject of the Offer.

See Section 1 – “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire the Company. Following the consummation of the Offer, we are required to complete the Merger (as defined below) as soon as practicable following consummation of the Offer, but in no event later than the first (1st) business day after the satisfaction or waiver of the conditions to the Merger, unless otherwise agreed by the Company, Parent, Aventis and Purchaser. Upon completion of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. In addition, we intend to cause the Shares to be delisted from the NASDAQ Global Select Stock Market (“NASDAQ”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.

Who can participate in the Offer?

The Offer is open to all record holders and beneficial owners of Shares.

How much are you offering to pay?

Purchaser is offering to pay $129.00 per Share in cash, without interest and subject to any withholding of taxes required by applicable legal requirements, plus one (1) CVR per Share representing the right to receive contingent payments in cash, without interest, upon the achievement of one or both of the milestones on or prior to the expiration of the applicable milestone period set forth in the CVR Agreement. We refer to the cash amount as the “Cash Offer Price” and the cash amount and the CVR as the “Offer Consideration.”

See the “Introduction” to this Offer to Purchase.

Will I have to pay any fees or commissions?

If you are the holder of record of your Shares and you directly tender your Shares to us (through the Depositary (as defined below)) in the Offer, you will not be obligated to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult such institutions as to whether any service fees or commissions will apply.

See the “Introduction” to this Offer to Purchase and Section 18 – “Fees and Expenses.”

Is there an agreement governing the Offer?

Yes. The Company, Parent, Aventis and Purchaser have entered into an Agreement and Plan of Merger, dated as of June 2, 2025 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into the Company, after which the separate existence of Purchaser will cease and the Company will continue as the surviving corporation and an indirect wholly owned subsidiary of Parent (such merger, the “Merger”).

See Section 11 – “The Merger Agreement; CVR Agreement; Other Agreements” and Section 15 – “Conditions of the Offer.”

What is the CVR and how does it work?

At or prior to the Acceptance Time (as defined below), Parent and the Rights Agent will enter into the CVR Agreement, governing the terms of the CVRs to be received by the Company’s stockholders and holders of certain options, restricted stock units and performance restricted stock units. The CVR relates to the Company’s potent and selective wild-type KIT inhibitor, a development candidate referred to as BLU-808, that is being developed for the treatment of mast cell disorders. Each CVR represents a non-transferable contractual contingent value right that entitles the holder thereof to receive certain contingent cash payments of up to an aggregate of $6.00 per Share in cash, without interest and subject to deduction for any applicable withholding taxes, payable to the Rights Agent for the benefit of the holders of CVRs, if the following milestones are achieved (each, a “Milestone” and collectively, the “Milestones”):

•

Milestone One: $2.00 per CVR, payable upon the dosing of the fifth patient in the first Phase 2b Study or the first Phase 3 Study (each as defined in Section 11 — “The Merger Agreement; The CVR Agreement; Other Agreements — The CVR Agreement”) (whichever occurs first) for the Product (as defined in the CVR Agreement), in any indication (“Milestone One” and such payment, the “Milestone One Payment”), if Milestone One is achieved on or before December 31, 2028 (the “Milestone One Period”).

•

Milestone Two: $4.00 per CVR, payable upon receipt from the U.S. Food and Drug Administration (the “FDA”) by Aventis or its affiliates (including the Company continuing as the surviving corporation) of approval by the FDA of the new drug application for the Product, that is necessary for the commercial marketing and sale of the Product in the United States for any indication (“Milestone Two” and, such payment, the “Milestone Two Payment” and, together with the Milestone One Payment, the “Milestone Payments” and each, a “Milestone Payment”), if Milestone Two is achieved on or before June 30, 2032 (the “Milestone Two Period” and, together with the Milestone One Period, each, a “Milestone Period”).

The right to payment described above is solely a contractual right governed by the terms and conditions of the CVR Agreement, which will be entered into between Aventis and the Rights Agent. The Rights Agent will maintain an up-to-date register of the holders of CVRs. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent, Purchaser, Aventis or the Company or their respective affiliates. No interest will accrue or be payable in respect of any of the amounts that may be payable in respect of the CVRs. As a holder of a CVR, you will have no greater rights against Aventis than those accorded to general, unsecured creditors with respect to the Milestone Payment amounts that may be payable. For more information on the CVRs, see Section 11 — “The Merger Agreement; The CVR Agreement; Other Agreements — The CVR Agreement.”

Is it possible that no payment will become payable to the holders of CVRs?

Yes. It is possible that one or both Milestones described above will not be achieved on or prior to the expiration of the applicable Milestone Period, in which case you will receive only the Cash Offer Price for any Shares you tender in the Offer and only one or none of the Milestone Payments with respect to your CVRs. It is not possible to know whether any Milestone Payment will become payable with respect to the CVRs. The CVR Agreement requires Aventis to undertake “diligent efforts” (as defined in the CVR Agreement) to achieve the Milestones during the applicable Milestone Period, but there can be no assurance that the Milestone will be achieved or that any Milestone Payment described above will be made. For more information on the CVRs, see Section 11 — “The Merger Agreement; The CVR Agreement; Other Agreements — The CVR Agreement.”

May I transfer my CVRs?

The CVRs will not be transferable by you except:

•	upon your death, by will or intestacy;

•	by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee;

•	pursuant to a court order;

•

by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or

•

in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by the Depository Trust Company.

In addition, you may abandon the CVRs by transfer to Aventis or any of its affiliates without consideration, via delivery of a written notice of such abandonment to Aventis and the Rights Agent.

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?

The receipt of cash and CVRs in exchange for your Shares in the Offer or, assuming you do not tender your Shares pursuant to the Offer and the Offer is consummated, in exchange for your Shares in the Merger, will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined in Section 5 –“Certain U.S. Federal Income Tax Consequences of the Offer”). The amount of gain or loss a U.S. Holder will recognize, and the timing of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. See Section 5 – “Certain U.S. Federal Income Tax Consequences of the Offer” for a more detailed discussion of the tax treatment of the Offer and the Merger (including for Non-U.S. Holders (as defined in that section)).

The U.S. federal, state, local and foreign income and other tax consequences to holders or beneficial owners of equity awards participating in the Merger with respect to such equity awards are not discussed herein, and such holders or beneficial owners of equity awards are strongly encouraged to consult their own tax advisors regarding such tax consequences. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

Do you have the financial resources to pay for all of the Shares that Purchaser is offering to purchase pursuant to the Offer?

Yes. We estimate that we will need approximately $9.1 billion to purchase all of the Shares pursuant to the Offer and to complete the Merger. Parent (or Aventis, with respect to any payments made pursuant to the CVRs), will provide Purchaser with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and to provide funding for the Merger. In addition, we estimate that we will need approximately $400 million to pay the maximum aggregate amount that the holders of the CVRs may be entitled to receive if the Milestones are achieved on or prior to the expiration of the applicable Milestone Period. Parent expects to fund the Offer and the Merger using cash on hand and borrowings at prevailing effective rates under Parent’s commercial paper program. The Offer is not conditioned upon Parent’s, Aventis’ or Purchaser’s ability to finance the purchase of the Shares pursuant to the Offer.

See Section 9 – “Source and Amount of Funds.”

Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?

We do not think Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash (including the right to receive any amounts payable with respect to the CVRs, which will be paid in cash);

•

through Parent, or Parent’s controlled affiliates, including Aventis, we will have sufficient funds available to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and, if we consummate the Offer, all Shares converted into the right to receive the Offer Consideration in the Merger, as well as the funds available to pay the maximum aggregate amount that you may be entitled to receive with respect to the CVRs; and

•	the Offer and the Merger are not subject to any financing or funding condition.

See Section 9 – “Source and Amount of Funds” and Section 11 – “The Merger Agreement; The CVR Agreement; Other Agreements.”

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 – “Conditions of the Offer,” including, among other conditions, the Minimum Tender Condition. The “Minimum Tender Condition” means that there have been validly tendered in the Offer and “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL), and not validly withdrawn, prior to the Expiration Date (as defined below) that number of Shares that, together with the number of Shares, if any, then owned beneficially by Parent, Aventis and Purchaser (together with their wholly owned subsidiaries) (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” for the Offer (as such terms are defined in 251(h) of the DGCL)), represents at least a majority of the Shares outstanding as of the consummation of the Offer.

How long do I have to decide whether to tender my Shares in the Offer?

You will have until one minute following 11:59 P.M., Eastern Time, on the Expiration Date (the “Offer Expiration Time”) to tender your Shares in the Offer. The term “Expiration Date” means July 16, 2025, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional opportunity to tender your Shares.

See Section 1 – “Terms of the Offer” and Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. The Merger Agreement provides that, subject to the parties’ respective termination rights in the Merger Agreement, Purchaser must extend the Offer:

(i)	for consecutive periods of up to ten (10) business days per extension if at any scheduled Expiration Date the Minimum Tender Condition has not been satisfied;

(ii)	for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or NASDAQ applicable to the Offer; and

(iii)

for consecutive periods of up to ten (10) business days per extension if at any scheduled Expiration Date any of the other conditions to Purchaser’s obligation to accept for payment and pay for the Shares set forth on Annex I to the Merger Agreement and described below under Section 15 – “Conditions of the Offer” (the “Offer Conditions”) is not satisfied and has not been waived by Parent, Aventis or Purchaser (to the extent permitted under the Merger Agreement).

However, Purchaser is not required to, and Purchaser will not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date (defined below).

The “Outside Date” means February 2, 2026; provided, that if, on the Outside Date, all of the conditions to the closing of the Merger and the Offer Conditions, other than the HSR Condition (as defined below in Section 15 – “Conditions of the Offer”) or the Regulatory Condition (as defined below in Section 15 – “Conditions of the Offer”, but in the case of the Regulatory Condition, solely to the extent that such judgment, temporary restraining order, injunction, law or other order arises under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any antitrust law), shall have been satisfied or waived, then the Outside Date will be automatically extended twice, by a period of sixty (60) days and ninety (90) days, respectively (and in the case of such extension(s), any reference to the Outside Date in any other provision of the Merger Agreement will reference the Outside Date, as so extended).

See Section 1 – “Terms of the Offer” and Section 11 – “The Merger Agreement; The CVR Agreement; Other Agreements.”

Will there be a subsequent offering period?

It is not expected that there will be, and the Merger Agreement does not provide for, a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.

See Section 1 – “Terms of the Offer.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Continental Stock Transfer & Trust Company, which is the depositary and paying agent for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

See Section 1 – “Terms of the Offer.”

What are the most significant conditions to the Offer?

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by one minute following 11:59 P.M., Eastern Time, on the scheduled Expiration Date of the Offer, including, among other conditions:

•	the Minimum Tender Condition;

•	the Regulatory Condition (as defined below in Section 15 – “Conditions of the Offer”);

•	the HSR Condition (as defined below in Section 15 – “Conditions of the Offer”);

•

the accuracy of the Company’s representations and warranties set forth in the Merger Agreement as of specified times, and the performance of the Company’s covenants set forth in the Merger Agreement, in each case, to specified standards of materiality; and

•	no Material Adverse Effect (as defined in Section 11 – “The Merger Agreement; The CVR Agreement; Other Agreements”) having occurred after June 2, 2025 that is continuing.

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 – “Conditions of the Offer.” The Offer is not subject to any financing condition.

How do I tender my Shares?

If you hold your Shares directly as the registered owner and such Shares are represented by stock certificates, you may tender your Shares in the Offer by delivering the certificates representing your Shares, together with a properly completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the Offer Expiration Time. If you hold your Shares as the registered owner and such Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, not later than the Offer Expiration Time. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

If you are a record holder and your stock is certificated but your stock certificate is not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call Innisfree M&A Incorporated, the Information Agent, toll-free at (877) 750-0831. Bankers and Brokers may call collect at (212) 750-5833.

See Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the Offer, how will I get paid?

If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate Cash Offer Price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments without interest and net of any withholding of taxes required by applicable legal requirements, to tendering stockholders whose Shares have been accepted for payment.

See Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until one minute following 11:59 P.M., Eastern Time, on the Expiration Date. In addition, if we have not accepted your Shares for payment within sixty (60) days after the commencement of the Offer, by the end of August 16, 2025, you may withdraw them at any time after that date until we accept your Shares for payment. See Section 4 – “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

See Section 4 – “Withdrawal Rights.”

Has the Offer been approved by the Board of Directors of the Company?

Yes. The Company Board has unanimously: (a) determined that the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (b) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (c) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

More complete descriptions of the reasons for the Company Board’s recommendation and approval of the Offer and the Merger are set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety, including the information set forth in Item 4 under the sub-headings “Background of the Offer” and “Reasons for the Recommendation of the Company Board.”

If Shares tendered pursuant to the Offer are purchased by Purchaser, will the Company continue as a public company?

No. We are required to complete the Merger as soon as practicable following consummation of the Offer, but in no event later than the first (1st) business day after the satisfaction or waiver of the conditions to the Merger, unless otherwise agreed by the Company, Parent and Purchaser. Once the Merger takes place, the Company will be a wholly owned, indirect subsidiary of Parent. Following the Merger, we intend to cause the Shares to be delisted from NASDAQ and deregistered under the Exchange Act.

See Section 13 – “Certain Effects of the Offer.”

Will a meeting of the Company’s stockholders be required to approve the Merger?

No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation whose shares are listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

•

the agreement of merger expressly permits or requires that the merger shall be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•

an acquiring corporation consummates a tender offer for any and all of the outstanding stock of such constituent corporation that would be entitled to vote on the merger (other than any shares held by the constituent corporation, the corporation making such offer, any person that owns, directly or indirectly, all of the outstanding stock of the corporation making the offer, and any direct or indirect wholly owned subsidiaries of any of the foregoing);

•

following the consummation of the tender offer, the acquiring corporation owns at least such percentage of stock of such constituent corporation that, absent Section 251(h) of the DGCL, would otherwise be required to adopt the agreement of merger for such constituent corporation; and

•

each outstanding share of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for payment in the offer is converted in such merger into the same consideration for their stock in the merger as was payable in the tender offer.

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of the Company’s stockholders and without a vote or any further action by the stockholders.

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

If the Offer is consummated and no order, injunction or decree by any Governmental Body (as defined in Section 11 – “The Merger Agreement”) of competent jurisdiction (whether preliminary, permanent or a temporary restraining order) that prevents the consummation of the Merger is in effect, and no statute, rule, regulation, order, injunction or decree has been enacted, entered, promulgated or enforced (and is still in effect) by any Governmental Body that prohibits or makes illegal the consummation of the Merger, Purchaser is required under the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL. At the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”), all of the then issued and outstanding Shares (other than Shares (a) held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company, by Parent or any direct or indirect wholly owned subsidiary of Parent (other than Purchaser) or by stockholders of the Company who have properly exercised and perfected their statutory rights of appraisal under the DGCL or (b) irrevocably accepted by Purchaser for payment in the Offer) will be converted into the right to receive per Share (i) an amount in cash equal to the Cash Offer Price, without interest, plus (ii) one (1) CVR ((i) and (ii), collectively, the “Merger Consideration”), without interest and subject to any withholding of taxes required by applicable legal requirements.

If the Merger is completed, the Company’s stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same amount of cash plus one (1) CVR per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (A) you will be paid earlier if you tender your Shares in the Offer and (B) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and otherwise comply in all respects with the requirements for appraisal under Section 262 of the DGCL. See Section 17 – “Appraisal Rights.” However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of the Company’s stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from NASDAQ, and the Company will no longer be required to make filings with the SEC under the Exchange Act or will otherwise not be required to comply with the rules relating to publicly held companies to the same extent as it is now.

See the “Introduction” to this Offer to Purchase, Section 11 – “The Merger Agreement; The CVR Agreement; Other Agreements” and Section 13 – “Certain Effects of the Offer.”

What will happen to my stock options (if any), restricted stock units and performance-based restricted stock units in the Offer and the Merger?

The Offer is being made only for Shares, and not for (a) outstanding options to purchase Shares (each, a “Company Stock Option”), (b) outstanding restricted stock units (each, a “Company RSU”) or (c) outstanding performance-based restricted stock units (each, a “Company PSU”), in each case, granted under (i) the Company’s 2015 Stock Option and Incentive Plan, (ii) the Company’s 2020 Inducement Plan or (iii) the Company’s 2024 Stock Incentive Plan, each as amended. Holders of outstanding vested but unexercised Company Stock Options that have not yet been settled in Shares may participate in the Offer only if they first exercise such Company Stock Options in accordance with the terms of the applicable equity incentive plan and other applicable agreements of the Company and tender the Shares, if any, issued upon such exercise or in connection with such settlement. Any such exercise or settlement should be completed sufficiently in advance of the Offer Expiration Time to ensure that the holder of such outstanding Company Stock Options will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

Pursuant to the terms of the Merger Agreement, as of the Effective Time, except as otherwise provided below, (a) each Company Stock Option that is outstanding, whether vested or unvested, immediately prior to the Effective Time will fully vest, be cancelled and entitle the holder to receive for each Share underlying such option (x) the Cash Offer Price less the applicable exercise price per Share underlying such option and (y) one CVR (without interest and less applicable tax withholdings); (b) each Company RSU that is outstanding immediately prior to the Effective Time will fully vest, be cancelled and entitle the holder to receive the Offer Consideration for each Share underlying such restricted stock unit (without interest and less applicable tax withholdings); and (c) each Company PSU that is outstanding immediately prior to the Effective Time will vest based on the greater of target and actual performance as of the Effective Time, be cancelled and entitle the holder to receive the Offer Consideration for each Share underlying such performance-based restricted stock unit (without interest and less applicable tax withholdings). The foregoing treatment of the Company’s outstanding equity awards will not apply to 50% of the unvested Company Stock Options, Company RSUs and Company PSUs that were issued to employees in calendar year 2025 that are outstanding immediately prior to the Effective Time. Instead, 50% of such equity awards will be converted into cash-based awards (based on the Cash Offer Price less, in the case of Company Stock Options, the applicable exercise price per Share underlying such option) plus one (1) CVR for each Share underlying each award. Each converted cash-based award (and the right to payments in respect thereof) will be subject to the terms and conditions (including vesting, forfeiture, settlement and acceleration provisions) applicable to the corresponding equity award immediately prior to the Effective Time, subject to vesting upon the earliest of (i) the date the corresponding equity award would have vested pursuant to its terms, (ii) the date that is six months following the closing date of the Merger, and (iii) the date the holder of such converted award may be terminated by Parent, the Company or any of their respective subsidiaries, as applicable, without “cause” or the date such holder resigns for “good reason” (each as defined in the employment agreement or change-in-control severance plan applicable to such holder).

See Section 11 – “The Merger Agreement; The CVR Agreement; Other Agreements” for a more detailed description of the treatment of equity awards in connection with the Merger.

What is the market value of my Shares as of a recent date?

On May 30, 2025 the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Shares on NASDAQ was $101.35 per Share. On June 16, 2025, the last full day of trading before commencement of the Offer, the reported closing sales price of the Shares on NASDAQ was $128.25 per Share. We encourage you to obtain current market quotations for Shares before deciding whether to tender your Shares.

See Section 6 – “Price Range of Shares; Dividends on the Shares.”

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

No.

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer, and the Merger is completed, holders of Shares including beneficial owners immediately prior to the Effective Time who (a) did not tender their Shares in the Offer, (b) follow the procedures set forth in Section 262 of the DGCL and (c) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, thereon. The “fair value” could be greater than, less than or the same as the Offer Consideration.

See Section 17 – “Appraisal Rights.”

Whom should I call if I have questions about the Offer?

You may call Innisfree M&A Incorporated, the Information Agent for the Offer, toll free at (877) 750-0831. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION

Rothko Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of SANOFI, a French société anonyme (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (each, a “Share” and, collectively, “Shares”), of Blueprint Medicines Corporation, a Delaware corporation (the “Company”), for (i) $129.00 per Share in cash, without interest (the “Cash Offer Price”) and subject to any withholding of taxes required by applicable legal requirements, plus (ii) one (1) non-transferable contractual contingent value right (each, a “CVR”) per Share, representing the right to receive contingent payments of up to an aggregate amount of $6.00 per Share in cash, without interest, upon the achievement of one or both of the milestones on or prior to the expiration of the applicable milestone period set forth in the Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into with a rights agent (the “Rights Agent”) mutually agreeable to Aventis Inc., a Pennsylvania corporation and wholly owned subsidiary of Parent (“Aventis”), and the Company (the CVR, together with the Cash Offer Price, or any other amount paid pursuant to the Offer to the extent permitted under the Merger Agreement (as defined below), the “Offer Consideration”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 2, 2025 (as it may be amended from time to time, the “Merger Agreement”), among the Company, Parent, Aventis and Purchaser, pursuant to which, unless otherwise agreed by the Company, Parent, Aventis and Purchaser, as soon as practicable following consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the “Merger”) and the separate existence of Purchaser will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and effected without a vote of the Company stockholders. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”) (other than Shares (a) held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company, by Parent or any direct or indirect wholly owned subsidiary of Parent (other than Purchaser), or by stockholders of the Company who have properly exercised and perfected their statutory rights of appraisal under the DGCL, or (b) irrevocably accepted by Purchaser for payment in the Offer) will be converted into the right to receive the Offer Consideration, without interest and subject to any withholding of taxes required by applicable legal requirements.

Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Shares. The Merger Agreement is more fully described in Section 11 – “The Merger Agreement; The CVR Agreement; Other Agreements.”

Tendering stockholders who are the holders of record of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, as provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Company Board has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (b) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (c) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

More complete descriptions of the Company Board’s reasons for recommending that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer, and for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the “Transactions”), are set forth in the Company’s Solicitation/Recommendation Statement on the Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety, including the information set forth in Item 4 under the sub-headings “Background of Offer and Merger” and “Reasons for Recommendation.”

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (i) the Minimum Tender Condition, (ii) the Regulatory Condition (as defined below in Section 15 – “Conditions of the Offer”) and (iii) the HSR Condition (as defined below in Section 15 – “Conditions of the Offer”). The “Minimum Tender Condition” means that there have been validly tendered in the Offer and “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL), and not validly withdrawn, prior to the Expiration Date (as defined below) that number of Shares that, together with the number of Shares, if any, then owned beneficially by Parent, Aventis and Purchaser (together with their wholly owned subsidiaries) (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” for the Offer (as such terms are defined in 251(h) of the DGCL)), represents at least a majority of the Shares outstanding as of the consummation of the Offer.

See Section 15 – “Conditions of the Offer.” There is no financing condition to the Offer.

The Company has advised Parent that at a meeting of the Company Board held on May 31, 2025, Centerview Partners LLC (“Centerview”) delivered to the Company Board an opinion, which opinion was confirmed by delivery of a written opinion dated May 31, 2025 to the effect that, as of that date and based upon, and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Centerview in connection with the opinion, the Offer Consideration to be paid to the holders of Shares (other than as specified in such opinion) pursuant to the Merger Agreement and CVR Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Centerview, dated May 31, 2025, sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Centerview in connection with its opinion and is attached as Annex A-1 to the Schedule 14D-9. The opinion of Centerview does not constitute a recommendation to any stockholder of the Company as to whether or not such holder should tender Shares in connection with the Offer or otherwise act with respect to the Transactions or any other matter.

The Company has further advised Parent that at a meeting of the Company Board held on May 31, 2025, Jefferies LLC (“Jefferies”) delivered to the Company Board an opinion, which opinion was confirmed by delivery of a written opinion dated May 31, 2025 to the effect that, as of that date and based upon, and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Jefferies in connection with the opinion, the Offer Consideration to be paid to the holders of Shares (other than as specified in such opinion) pursuant to the Merger Agreement and the CVR Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Jefferies, dated May 31, 2025, sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Jefferies in connection with its opinion and is attached as Annex A-2 to the Schedule 14D-9. The opinion of Jefferies does not constitute a recommendation to any stockholder of the Company as to whether or not such holder should tender Shares in connection with the Offer or otherwise act with respect to the Transactions or any other matter.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.	Terms of the Offer

Purchaser is offering to purchase all of the outstanding Shares at the Cash Offer Price plus one (1) CVR per Share (the “Offer Consideration”) without interest and subject to any withholding of taxes required by applicable legal requirements, upon the terms and subject to the conditions set forth in the Offer. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Date pay for, all Shares validly tendered prior to one minute following 11:59 P.M., Eastern Time, on the Expiration Date (the “Offer Expiration Time”) and not validly withdrawn as described in Section 4 – “Withdrawal Rights.” The term “Expiration Date” means July 16, 2025, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition and the other conditions described in Section 15 – “Conditions of the Offer.”

The Merger Agreement provides that, subject to the parties’ respective termination rights in the Merger Agreement, Purchaser must extend the Offer:

(i)	for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or NASDAQ applicable to the Offer;

(ii)

for consecutive periods of up to ten (10) business days per extension if at any scheduled Expiration Date the Minimum Tender Condition (as defined above in the “Summary Term Sheet”) has not been satisfied; and

(iii)

for consecutive periods of up to ten (10) business days per extension if at any scheduled Expiration Date any of the other Offer Conditions (as defined above in the “Summary Term Sheet”) is not satisfied and has not been waived by Parent, Aventis or Purchaser (to the extent permitted under the Merger Agreement).

However, Purchaser is not required to, and Purchaser will not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date.

The “Outside Date” means February 2, 2026; provided, that if, on the Outside Date, all of the conditions to the closing of the Merger (the “Closing”) and the Offer Conditions, other than the HSR Condition (as defined below in Section 15 – “Conditions of the Offer”) or the Regulatory Condition (as defined below in Section 15 – “Conditions of the Offer”, but in the case of the Regulatory Condition, solely to the extent that such judgment, temporary restraining order, injunction, law or other order arises under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any antitrust law), shall have been satisfied or waived, then the Outside Date will be automatically extended twice, by a period of sixty (60) days and ninety (90) days, respectively (and in the case of such extension(s), any reference to the Outside Date in any other provision of the Merger Agreement will reference the Outside Date, as so extended).

See Section 11 – “The Merger Agreement; The CVR Agreement; Other Agreements – Termination.”

If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC and other applicable laws and regulations, we expressly reserve the right to waive any Offer Condition, at any time and from time to time, to increase the Offer Consideration and to make any other changes in the terms and conditions of the Offer. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement, in the case of an extension, will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum ten (10) business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered Shares, and may terminate or amend the Offer, in accordance with and subject to the terms of the Merger Agreement, if any of the Offer Conditions has not been satisfied at the Offer Expiration Time. Under certain circumstances described in the Merger Agreement, we also may terminate the Merger Agreement.

The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of the Offer Conditions set forth in Section 15 – “Conditions of the Offer,” we will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable (and in any event within one (1) business day) after the Acceptance Time (as defined in Section 11 – “The Merger Agreement; The CVR Agreement; Other Agreements”). Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 – “Certain Legal Matters; Regulatory Approvals.”

In the case of certificated Shares, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) pursuant to the procedures set forth in Section 3 – “Procedures for Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal.

In the case of book-entry Shares, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 – “Procedures for Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal; or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. The term “Agent’s Message” means a message, transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Cash Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights.” Under no circumstances will interest be paid on the Offer Consideration for the Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Shares.

At or prior to the Acceptance Time, Aventis will execute the CVR Agreement with the Rights Agent governing the terms of the CVRs. Neither we nor Aventis will be required to deposit any funds related to the CVRs with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. For more information on the CVRs, see Section 11 – “The Merger Agreement; The CVR Agreement; Other Agreements.”

Shares tendered by Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to and “received” (as such term is defined in 251(h) of the DGCL) by the Depositary prior to the Offer Expiration Time.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary prior to one minute after 11:59 p.m., Eastern Time, on the Expiration Date, and, in the case of a book-entry transfer, an Agent’s Message (as defined herein), in lieu of the Letter of Transmittal and such other documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Offer Expiration Time.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.

Signature Guarantees for Shares. No signature guarantee is required on the Letter of Transmittal: (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal, or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal.

Guaranteed Delivery. If you are a record holder and your stock is certificated but your stock certificate is not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may nevertheless tender your Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary by the Offer Expiration Time; and

•

the certificates of all such tendered Shares (or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC), together with a property completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within one (1) NASDAQ trading day after the date of execution of the Notice of Guaranteed Delivery.

See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of the Merger Agreement or this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon dealer, commercial bank, trust company when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.

THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF SHALL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding to the fullest extent permitted by law, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, the terms of the Merger Agreement and the rights of holders of Shares to challenge such interpretation with respect to their Shares in a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment as Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of the Company.

Company Equity Awards. The Offer is being made only for Shares, and not for outstanding Company Stock Options, Company RSUs and Company PSUs (each as defined in Section 11 – “The Merger Agreement; The CVR Agreement; Other Agreements”) issued by the Company. Holders of outstanding vested but unexercised Company Stock Options that have not yet been settled in Shares issued by the Company may participate in the Offer only if they first exercise such Company Stock Options in accordance with the terms of the applicable equity incentive plan and other applicable agreements of the Company and tender the Shares, if any, issued upon such exercise or in connection with such settlement. Holders of outstanding Company RSUs and Company PSUs may participate in the Offer only if such Company RSUs and Company PSUs are first settled in accordance with the terms of the applicable equity incentive plan and other applicable agreements of the Company and the Shares, if any, issued in connection with such settlement are tendered. Any such exercise or settlement should be completed sufficiently in advance of the Offer Expiration Time to assure the holder of such outstanding Company Stock Option will have sufficient time to comply with the procedures for tendering Shares described in this Section 3.

See Section 11 – “The Merger Agreement; The CVR Agreement; Other Agreements” for additional information regarding the treatment of the Company Stock Options, Company RSUs and Company PSUs in the Merger.

Information Reporting and Backup Withholding. Payments made to stockholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares purchased in the Offer or exchanged in the Merger (currently at a rate of 24%). To avoid backup withholding, a U.S. stockholder or payee should complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, listing such U.S. stockholder’s correct taxpayer identification number and certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Failure to provide the information on the IRS Form W-9 may subject a stockholder to backup withholding on a payment pursuant to the Offer or the Merger for all Shares purchased from or exchanged by such stockholder and the IRS may impose penalties on such stockholder. Certain stockholders or payees (including, among others, corporations, certain non-resident foreign individuals and foreign entities) are not subject to these backup withholding and reporting requirements. An exempt U.S. stockholder or payee should indicate its exempt status on IRS Form W-9. Any exempt foreign stockholder or payee should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. A disregarded domestic entity that has a regarded foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. Stockholders must generally provide the rights agent with the certification documentation described in this paragraph with respect to any payments made in connection with the CVRs. Information disclosed on an applicable IRS Form by a stockholder or payee may be disclosed to the local tax authorities of the foreign stockholder under an applicable tax treaty or an information exchange agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Each stockholder and payee should consult their tax advisors as to any qualification for exemption from backup withholding and the procedure for obtaining any such exemption.

Tax information provided to a U.S. Holder (as defined below) and the IRS on IRS Form 1099-B for the year of the Offer or the Merger may reflect only the cash amounts paid to the U.S. Holder in the Offer or the Merger and not the fair market value of the U.S. Holder’s interest in payments made (or to be made) on the CVRs. Accordingly, a U.S. Holder that treats the Offer or the Merger as a “closed transaction” for U.S. federal income tax purposes (as discussed below) may receive an IRS Form 1099-B reporting an amount received that is less than the amount such U.S. Holder will realize in the year of the Offer or the Merger. In addition, any IRS Form 1099-B a U.S. Holder receives with respect to payments on the CVRs may reflect the entire amount of the CVR payments paid to the U.S. Holder (except imputed interest) and therefore may not take into account the fact that the U.S. Holder already included the value of such payments in such U.S. Holder’s amount realized in the year the Offer or the Merger. As a result, U.S. Holders reporting under this method should not rely on the amounts reported to them on IRS Forms 1099-B with respect to the Offer or the Merger. U.S. Holders are urged to consult their tax advisors regarding how to accurately report their income under this method.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Offer Expiration Time. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after August 16, 2025 if Purchaser has not accepted them for payment by the end of August 16, 2025.

For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 – “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Offer Expiration Time.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Subject to applicable law as applied by a court of competent jurisdiction and the terms of the Merger Agreement, such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5.	Certain U.S. Federal Income Tax Consequences of the Offer

The following discussion is a summary of certain U.S. federal income tax consequences of the disposition of the Shares in the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash and CVRs in the Merger. This summary is for general information purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders of the Company. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder (“Treasury Regulations”) and administrative and judicial interpretations thereof in effect as of the date of this Offer, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS.

The summary applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This summary does not address non-U.S., state or local tax consequences of the Offer or the Merger, nor does it address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., stockholders that beneficially own (actually or constructively) more than 5% of the total fair market value of the Shares (except as specifically described below)), small business investment companies, S corporations, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, persons that accumulate earnings to avoid U.S. federal income tax, cooperatives, banks and certain other financial institutions, broker-dealers, insurance companies, tax-exempt organizations, governmental organizations, retirement plans, stockholders that are, or hold Shares through, partnerships (including entities or arrangements treated as partnerships) or other pass-through entities for U.S. federal income tax purposes, trusts, United States persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, stockholders holding Shares that are part of a straddle, hedging, constructive sale, conversion or other integrated security transaction for U.S. federal income tax purposes, stockholders who properly exercise appraisal rights with respect to their Shares, stockholders who hold their Shares as “qualified small business stock” or “section 1244 stock,” and stockholders who received Shares in compensatory transactions (including pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation). The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed, nor are the effects of the Medicare contribution tax on net investment income, the alternative minimum tax or the special tax accounting rules in Section 451(b) of the Code.

This discussion does not address the tax consequences of acquisitions or dispositions of Shares outside the Offer and the Merger, or transactions pertaining to Company Equity Awards (as defined in Section 11 – “The Merger Agreement; The CVR Agreement; Other Agreements”) that are canceled and converted into the right to receive cash and CVRs, as the case may be, in connection with the Merger.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is or is treated as: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have authority to control all of the trust’s substantial decisions or (B) the trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes. This summary uses the term “Non-U.S. Holder” to mean a beneficial owner of Shares (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the partnership or other pass-through entity. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

Tax Consequences to U.S. Holders. The exchange of Shares for cash and CVRs pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and potential character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The installment method of reporting any gain attributable to receipt of a CVR generally will not be available with respect to the disposition of the Shares pursuant to the Merger because the Shares are traded on an established securities market.

There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the Offer or the Merger. The receipt of the CVRs as part of the Offer Consideration might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes.

Pursuant to Treasury Regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an “open transaction” for purposes of determining gain or loss. These Treasury Regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. The following paragraphs discuss the U.S. federal income tax consequences of the receipt of cash and CVRs in exchange for the Shares in the event it is treated as an “open transaction” and, alternatively, in the event it is treated as a “closed transaction.” There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature.

Treatment as Open Transactions. If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the fair market value of the CVRs would not be treated as consideration received for Shares at the time the CVRs are received, and the U.S. Holder would have no tax basis in the CVRs. As such, a U.S. Holder would generally recognize capital gains upon consummation of the Offer or the Merger if, and to the extent, the cash received exceeds such U.S. Holder’s basis in the Shares surrendered with respect thereto.

The U.S. Holder would then take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A portion of any payments made more than one year after the Offer or the Merger would be treated as interest income under Section 483 of the Code (as discussed below) and the balance, in general, as additional consideration for the disposition of the Shares.

Payments of cash pursuant to the CVRs not treated as imputed interest will generally result in gain to the U.S. Holder if, and to the extent, such amounts (plus the cash received) exceed the U.S. Holder’s adjusted tax basis in the Shares. A U.S. Holder may recognize loss if the amounts received do not equal or exceed the U.S. Holder’s adjusted basis in the Shares, although it is possible that such U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such U.S. Holder’s abandonment of the holder’s CVRs. Gain or loss recognized in the transaction must be determined separately for each identifiable block of Shares (i.e., Shares acquired at the same cost in a single transaction). Any such gain or loss will be long-term if the Shares were held for more than one year prior to such disposition. The deductibility of capital losses is subject to certain limitations.

If any payment with respect to a CVR is made more than one year after the Effective Time, a portion of the payment may be treated as imputed interest under Section 483 of the Code. The portion of any payment made with respect to a CVR treated as imputed interest will be determined at the time such payment is made and generally should equal the excess of (1) the amount of the CVR payment over (2) the present value of such amount as of the Effective Time, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code using such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Treatment as Closed Transaction. If the receipt of the CVRs is treated as, or determined to be, part of a “closed transaction” for U.S. federal income tax purposes, then a U.S. Holder of Shares generally would recognize capital gain or loss, taking into account the “reasonably ascertainable” fair market value of the CVR (determined at the Effective Time) as an additional amount realized. It is possible that the trading value of the Shares would be considered along with other factors in determining whether the value of the CVR is reasonably ascertainable. A U.S. Holder’s initial tax basis in a CVR received in the Offer or the Merger would equal the fair market value of such CVR as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the Effective Time.

The character of any gain, income or loss recognized with respect to a payment on a CVR is uncertain. Such payments may be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income, including in part as imputed interest under Section 483 of the Code (as described above under “Treatment as Open Transaction”). Parent intends to treat any payment received by a U.S. Holder in respect of a CVR (except to the extent any portion of such payment is required to be treated as imputed interest) as an amount realized on the disposition of the applicable CVR by the U.S. Holder. Under this method of reporting, a U.S. Holder should recognize gain equal to the difference between such payment (less any portion of such payment required to be treated as imputed interest) and the U.S. Holder’s adjusted tax basis in the applicable CVR and, if the CVR expires without the Milestone being achieved, loss equal to the U.S. Holder’s adjusted tax basis in the applicable CVR. A U.S. Holder’s adjusted basis in a CVR generally will equal the CVR’s fair market value when the CVR was received pursuant to the Offer or the Merger. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the applicable CVR (or possibly the Share in respect of which such CVR was received) for more than one year at the time of such payment or expiry. The deductibility of capital losses is subject to limitations.

It is possible that either Parent, Aventis or the Company may be required to take a position for income tax, withholding, and/or information reporting purposes that the Offer or the Merger, including the receipt of the CVRs as part of the Offer or the Merger, is either a “closed transaction” or an “open transaction.” U.S. holders are urged to consult their tax advisors regarding the proper characterization, method of tax accounting and tax reporting with respect to receipt of a CVR under the “closed transaction” method or “open transaction” method, as applicable, to their respective case.

Tax Consequences to Non-U.S. Holders. Any gain recognized on the receipt of Offer Consideration pursuant to the Offer or the Merger by a Non-U.S. Holder will not subject to U.S. federal income tax, unless: (i) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; (ii) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or (iii) the Company is or has been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time within the shorter of the Non-U.S. Holder’s holding period and the five-year period preceding the disposition, and, if the Shares are “regularly traded on an established securities market” (“regularly traded”), the Non-U.S. Holder owned (directly, indirectly or constructively) more than 5% of the Shares at any time within such period, and certain other conditions are satisfied.

In the case of clause (i) of the preceding paragraph, gain generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by certain U.S.- source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States). In the case of clause (ii) of the preceding paragraph, unless a tax treaty provides otherwise, gain will be subject to U.S. federal income tax at the rates generally applicable to a U.S. Holder (and such Non-U.S. Holder should generally provide an IRS Form W-8ECI). A Non-U.S. Holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate) with respect to gain recognized under clause (ii). In the case of clause (iii) of the preceding paragraph, although there can be no assurance in this regard, the Company does not believe that it is, and does not anticipate it becoming, a USRPHC. Further, so long as the Shares are considered to be regularly traded at any time during the calendar year, a Non-U.S. Holder generally will not be subject to tax on any gain recognized on the exchange of Shares pursuant to the Offer or the Merger, unless the Non-U.S. Holder owned (actually or constructively) more than 5% of the total outstanding Shares at any time during the applicable period described in clause (iii).

Generally, any portion of a payment made to a Non-U.S. Holder with respect to a CVR that is treated as imputed interest may be subject to withholding at a rate of 30%, unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable income tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) to the applicable withholding agents.

Non-U.S. Holders are urged to consult their tax advisors with respect to the particular U.S. federal, state, and local, or foreign tax consequences of the Offer and the Merger and the effect of any applicable tax treaties.

FATCA. Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. The Treasury Department has released proposed Treasury Regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed regulations, the Treasury Department stated that taxpayers generally may rely on the proposed regulations until final regulations are issued.

In general, no withholding under FATCA will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances.

Stockholders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of Shares pursuant to the Offer and the Merger.

The tax discussion set forth above is included for general information only and is not tax advice. You are urged to consult your tax advisor to determine the particular tax consequences to you of the Offer and the Merger, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws and treaties. The U.S. federal income and other tax consequences to holders or beneficial owners of equity awards participating in the Offer or Merger with respect to such equity awards are not discussed herein and such holders or beneficial owners are strongly encouraged to consult their own tax advisors regarding such tax consequences.

6.	Price Range of Shares; Dividends on the Shares

The Shares currently trade on NASDAQ under the symbol “BPMC.” The following table sets forth the high and low sale prices per Share for each quarterly period within the preceding fiscal year, as reported by NASDAQ:

	High	Low
Fiscal Year Ending December 31, 2024
First Quarter	$101.00	$72.24
Second Quarter	$111.42	$84.33
Third Quarter	$121.90	$83.91
Fourth Quarter	$103.55	$80.68
Fiscal Year Ending December 31, 2025
First Quarter (through March 31, 2025)	$118.25	$84.59

On May 30, 2025, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on NASDAQ was $101.35 per Share. On June 16, 2025, the last full day of trading before commencement of the Offer, the closing price of the Shares on NASDAQ was $128.25 per Share. Stockholders are urged to obtain current market quotations for the Shares.

The Company has not declared or paid dividends to date and does not anticipate doing so.

7.	Certain Information Concerning the Company

The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information regarding the Company. Neither Parent nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

General. The Company was incorporated as a Delaware corporation on October 14, 2008 under the name ImmunoCo, Inc. The Company subsequently changed its name to Blueprint Medicines Corporation. The is a global fully-integrated biopharmaceutical company that invents life-changing medicines in two core focus areas: allergy/inflammation and oncology/hematology. The address of the Company’s principal executive offices and the Company’s phone number at its principal executive offices are as set forth below:

Blueprint Medicines Corporation

45 Sidney Street

Cambridge, Massachusetts

Telephone: (617) 374-7580

The information contained in Section 6—”Price Range of Shares; Dividends on the Shares” is incorporated herein by reference.

Additional Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them) and other matters. Information concerning the Company’s directors and officers, their compensation and equity awards granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters will be available in the Schedule 14D-9. Such reports, proxy statements and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically with the SEC. The Company also maintains an Internet website at http://www.blueprintmedicines.com. The information contained in, accessible from or connected to the Company’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

8.	Certain Information Concerning Parent, Aventis, Purchaser and Certain Related Persons

Purchaser is a Delaware corporation and an indirect wholly owned subsidiary of Parent, and was formed solely for the purpose of facilitating the acquisition of the Company. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions.

Upon consummation of the Merger, Purchaser will merge with and into the Company and the separate existence of Purchaser will cease and the Company will continue as the surviving corporation and an indirect wholly owned subsidiary of Parent. The business address and business telephone number of Purchaser are as set forth below:

Rothko Merger Sub, Inc.

55 Corporate Drive

Bridgewater, NJ 08807

+1 (800) 981-2491

Parent is a French société anonyme. Parent is dedicated to supporting people through their health challenges. Parent is a global biopharmaceutical company focused on human health. Parent prevents illness with vaccines, provides innovative treatments to fight pain and ease suffering. Parent stands by the few who suffer from rare diseases and the millions with long-term chronic conditions. The business address and business telephone number of Parent are as set forth below:

SANOFI

46, avenue de la Grande Armée

75017 Paris, France

+ 33 1 53 77 40 00

Aventis Inc. (“Aventis”) is a Pennsylvania corporation and a wholly owned direct subsidiary of Parent that holds certain operating and intellectual property assets of Parent. The business address and business telephone number of Aventis Inc. are as set forth below:

Aventis Inc.

55 Corporate Drive

Bridgewater, NJ 08807

+1 (800) 981-2491

The summary information set forth in this Section 8 is qualified in its entirety by reference to Parent’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the more comprehensive financial and other information in such filings and other publicly available information.

The name, business address, citizenship, current principal occupation or employment, and five-year employment history of each director and executive officer of Purchaser, Aventis and Parent and certain other information are set forth in Schedule I to this Offer to Purchase.

During the last five years, none of Purchaser, Aventis or Parent or, to the best knowledge and belief of Purchaser, Aventis and Parent after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of June 16, 2025, Parent does not own, directly or indirectly, any Shares.

Except as set forth in Schedule I to, or elsewhere in, this Offer to Purchase: (i) none of Purchaser, Aventis, Parent, or, to the best knowledge and belief of Purchaser, Aventis and Parent after due inquiry, the persons listed in Schedule I to this Offer to Purchase beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Purchaser, Aventis, Parent or, to the best knowledge and belief of Purchaser, Aventis and Parent after due inquiry, any of the other persons listed in Schedule I to this Offer to Purchase has effected any transaction with respect to the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Purchaser, Aventis, Parent or, to the best knowledge and belief of Purchaser, Aventis and Parent after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, Parent, their subsidiaries or, to the best knowledge and belief of Purchaser, Aventis and Parent after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, Parent, their subsidiaries or, to the best knowledge and belief of Purchaser, Aventis and Parent after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC. Parent also maintains an Internet website at http://www.sanofi.com. The information contained in, accessible from or connected to Parent’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Parent’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

9.	Source and Amount of Funds

We estimate that we will need approximately $9.1 billion to purchase all of the Shares pursuant to the Offer and to complete the Merger. Parent (or Aventis, with respect to any payments made pursuant to the CVRs) will provide us with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and to provide funding for the Merger. In addition, we estimate that we will need approximately $400 million to pay the maximum aggregate amount that the holders of the CVRs may be entitled to receive if the Milestones are achieved on or prior to the expiration of the applicable Milestone Period. Parent expects to fund the Offer and the Merger using cash on hand and borrowings at prevailing effective rates under Parent’s commercial paper program. We have no specific alternative financing arrangements or alternative financing plans in connection with the Offer or the Merger.

The Offer is not conditioned upon Parent’s, Aventis’ or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer.

10.	Background of the Offer; Past Contacts or Negotiations with the Company

The following is a description of contacts between representatives of Parent and representatives of the Company that resulted in the execution of the Merger Agreement and the other agreements related to the Offer. For a review of the Company’s activities relating to these contacts, please refer to the Schedule 14D-9.

Background of the Offer

As part of Parent’s ongoing evaluation of its business and strategic opportunities, the Strategic Committee of Parent’s board of directors and members of senior management of Parent regularly evaluate a variety of potential licensing, partnering, research and development, collaboration and strategic acquisition transactions with third parties, including companies that have developed products in clinical areas that complement or further Parent’s product portfolio and strategic plan, such as the Company.

As part of this evaluation, on May 24, 2024, Parent entered into a confidentiality agreement with the Company to facilitate discussions regarding a potential business transaction relating to BLU-808. The discussions between Parent and the Company regarding a potential business transaction continued intermittently throughout 2024, with the confidentiality agreement being amended on November 5, 2024 to facilitate additional discussions with respect to the Company’s D816V KIT inhibitors, including avapritinib and elenestinib. This confidentiality agreement with the Company did not include a standstill provision. Parent did not enter into any other agreement or arrangement with the Company as a result of these discussions.

On November 22, 2024, during an industry conference, Kathryn Haviland, the President and Chief Executive Officer of the Company, and Fouad Namouni, M.D., President, Research & Development of the Company, had a meeting with a senior representative of Parent to discuss, at a high level, a number of potential strategic opportunities, including, among other things, a broader strategic transaction involving the potential acquisition of the Company. No terms of a potential transaction were discussed at this meeting. Thereafter, representatives of the Company and Parent had a number of conversations regarding the Company and its products and product candidates, including a discussion regarding commercial due diligence matters.

On December 24, 2024, a senior representative of Parent communicated to Ms. Haviland that, while Parent continued to have interest in a potential transaction with the Company, no decision as to whether to proceed with a transaction had been made.

On January 13, 2025, while in attendance at an industry conference, Ms. Haviland and the Chief Executive Officer of Parent had a discussion regarding Parent’s interest in the Company. Mr. Albers was present for a portion of this meeting. No terms of a potential transaction were discussed at this meeting. Members of the senior management teams of the Company and Parent also met at the same industry conference to discuss the Company’s business, products, product candidates and pipeline.

On January 17, 2025, Parent sent a letter to Ms. Haviland containing a non-binding proposal to acquire all of the outstanding Shares for $124.00 per Share in cash, subject to the completion of due diligence and the negotiation of a definitive agreement (the “January 17th Proposal”). The January 17th Proposal reflected a total equity value for the Company of approximately $8.5 billion. Together with its assumptions regarding the Company’s capitalization, Parent noted in the letter that any increase in the Company’s fully-diluted share count prior to entry into definitive documentation regarding the transaction would impact the amount that Parent would be able to pay on a per share basis relative to the equity value of the business implied by the offer. The letter also indicated that Parent was confident that it could reconsider this offer subject to finding additional value as part of its confirmatory due diligence and intended to perform focused due diligence within a short time period. In the letter, Parent further noted its intention to put in place an appropriate long-term incentive program to ensure the continuing incentivization and retention of the Company’s key employees.

On January 18, 2025, representatives of Centerview, at the direction of the Company Board, contacted a senior representative of Parent to inform him that the Company Board had determined that the January 17th Proposal was inadequate, but that the Company would provide Parent with priority due diligence information if it would assist Parent in reconsidering its position on value. Thereafter, Parent provided a list of priority due diligence questions for discussion with senior management of the Company.

On January 21 and 22, 2025, members of senior management of the Company held discussions with representatives of Parent to address the priority due diligence questions provided by Parent.

On January 22, 2025, a senior representative of Parent contacted a representative of Centerview to discuss the status of Parent’s priority due diligence and potential next steps.

On January 23, 2025, Ms. Haviland and the Chief Executive Officer of Parent discussed the status of Parent’s priority due diligence review and potential next steps.

On January 24, 2025, Parent submitted a revised non-binding proposal (the “January 24th Proposal”) to acquire all of the outstanding Shares for an upfront payment of $129.00 per Share in cash, plus a contingent value right (“CVR”) for (i) a one-time cash payment of $5.00 per Share, payable upon the 5th patient dosed in the first Phase 2 / 3 study for BLU-808 in any indication by or before June 30, 2027, under the assumption that such a study is initiated after the planned proof-of-concept study(ies) meet their pre-determined efficacy endpoints and the safety profile is supportive of continued development in the chosen indication(s), and (ii) a one-time cash payment of $4.00 per Share, payable upon approval by the FDA of elenestinib in indolent SM no later than December 31, 2029 (which CVR would not be listed or tradeable). The January 24th Proposal reflected a total equity value for the Company of up to approximately $9.5 billion, with approximately $8.9 billion of such value attributable to the upfront payment and approximately $650 million related to the contingent payments under the CVR. The January 24th Proposal remained subject to the completion of due diligence and the negotiation of a definitive agreement. Parent also requested a two-week period of exclusive negotiations starting from the opening of a virtual data room sufficient for Parent to complete its confirmatory due diligence. Following delivery of the January 24th Proposal, representatives of Centerview had conversations with representatives of Parent regarding the January 24th Proposal, during which the representatives of Parent indicated that Parent did not intend to provide a further offer without guidance from the Company Board as to value.

On January 29, 2025, at the direction of the Company Board, a representative of Centerview contacted a senior representative of Parent to convey a counteroffer to Parent consisting of an upfront payment of $135.00 per Share in cash, plus a CVR for a one-time cash payment of $5.00 per Share related to BLU-808.

On February 5, 2025, a representative of Parent contacted a representative of Centerview to report that Parent had decided not to move forward with a transaction with the Company, citing other business development priorities and a gap between the parties’ valuation expectations.

On April 16, 2025, while traveling in Paris, France on business, Ms. Haviland had dinner with the Chief Executive Officer of Parent and provided an update regarding the Company. During this dinner, the Chief Executive Officer of Parent indicated that Parent was continuing to have internal discussions regarding a potential transaction with the Company. No terms of a potential transaction were discussed at this meeting.

On May 15, 2025, the Chief Executive Officer of Parent contacted Ms. Haviland and informed her that Parent wished to revisit a potential acquisition of the Company and that he would be sending a proposal letter to this effect. During this conversation, the Chief Executive Officer of Parent indicated that this proposal was Parent’s “final” proposal and that Parent was unwilling to entertain any increase in the price being offered. The Chief Executive Officer of Parent also noted that the offer would expire at 5:00 p.m. CET on May 19, 2025, and that, given Parent’s concerns regarding potential leaks with respect to the transaction, it was important that there be an expedited timeline to signing of a definitive agreement. Thereafter, Parent delivered a written non-binding proposal, described in such letter as Parent’s “final” proposal (the “May 15th Proposal”), to acquire all of the outstanding Shares for an upfront payment of $129.00 per Share in cash, plus a CVR for (i) a one-time cash payment of $2.00 per Share payable upon the 5th patient dosed in the first Phase 2 / 3 study for BLU-808 in any indication by or before June 30, 2027, under the assumption that such a study is initiated after the planned proof-of-concept study(ies) meet their pre-determined efficacy endpoints and the safety profile is supportive of continued development in the chosen indication(s), and (ii) a one-time cash payment of $4.00 per Share payable upon FDA approval for BLU-808 in any indication by or before June 30, 2032 (which CVR would not be listed or tradeable). The May 15th Proposal reflected a total equity value for the Company of up to approximately $9.5 billion consistent with the January 24th Proposal, with approximately $9.1 billion of such value attributable to the upfront payment and approximately $450 million related to the contingent payments under the CVR. The May 15th Proposal remained subject to the completion of due diligence and the negotiation of a definitive agreement. Parent also requested a two-week period of exclusive negotiations starting from the opening of a virtual data room sufficient for Parent to complete its confirmatory due diligence.

On May 16, 2025, at the direction of the Company Board, Ms. Haviland informed the Chief Executive Officer of Parent of the Company Board’s decision. At Parent’s request, the Company followed this discussion with delivery of a letter to Parent confirming the Company’s willingness to engage with Parent on the basis set forth in the May 15th Proposal (subject to further discussion of certain non-economic terms of the CVR) and to enter into a mutually acceptable exclusivity agreement providing for a period of exclusive negotiations starting with the opening of the virtual data room and expiring on May 26, 2025 to facilitate Parent’s confirmatory due diligence. The letter also indicated that the Company would be willing to discuss extending the exclusivity period through the end of the month if Parent’s due diligence was productive and progressing in good faith.

On May 18, 2025, the Company and Parent entered into an exclusivity agreement providing for exclusive negotiations between the parties until the first to occur of: (i) 11:59 p.m. (New York time) on May 26, 2025; (ii) the execution of a definitive agreement between the parties with respect to the proposed acquisition; (iii) the time at which Parent advised the Company that it was no longer actively pursuing the proposed acquisition; and/or (iv) the time at which Parent reduced, or proposed a reduction in, the per share consideration set forth in May 15th Proposal, or changed, or proposed a change to, the allocation of such consideration among the upfront payment and the two contingent payments referenced in the May 15th Proposal that would be less favorable to the Company’s stockholders. The exclusivity agreement also provided that, in the event that execution of a definitive agreement had not occurred prior to 11:59 p.m. (New York time) on May 26, 2025, the Company and Parent would discuss in good faith the extension of the exclusivity period until 11:59 p.m. (New York time) on May 31, 2025, so long as Parent’s due diligence was productive and progressing in good faith.

Later on May 18, 2025, the Company provided representatives of Parent and its advisors with access to due diligence materials in a virtual data room to facilitate Parent’s confirmatory due diligence. Prior to opening the virtual data room, the Company and Parent entered into an amendment to the existing confidentiality agreement between the parties to extend the term and expand the scope of the subject matter covered by the confidentiality agreement to include all of the Company’s proprietary information regarding its business, products, product candidates and programs. Thereafter, Parent sent lists of due diligence questions to, and requested additional due diligence items from, the Company, and Parent and its representatives participated in multiple conference calls with senior management and representatives of the Company as part of Parent’s confirmatory due diligence process.

On May 19, 2025, Ms. Haviland communicated to Parent the requested changes to the criteria for achieving the clinical milestone included in the CVR that had been discussed by the Company Board at the meeting held on May 16, 2025, which proposals consisted of: (i) extending the end date for the period in which to achieve the clinical milestone related to BLU-808 from June 30, 2027 to December 31, 2027; and (ii) providing that the clinical milestone related to BLU-808 would be achieved if Parent advanced BLU-808 into a Phase 2b or Phase 3 study (whichever came first) by the end date of the related milestone period.

On May 21, 2025, Weil, Gotshal & Manges LLP, outside counsel to Parent (“Weil”), provided Goodwin with an initial draft of the merger agreement for the proposed transaction, which included, among other things, (i) a transaction structure consisting of a cash tender offer followed immediately by a short-form merger pursuant to Section 251(h) of the DGCL, (ii) the conversion of unvested Company equity awards into cash-based awards that would continue to vest following the closing in accordance with their terms, (iii) extensive representations and warranties of the Company, (iv) limitations on the required efforts of Parent to obtain necessary antitrust and other regulatory approvals, (v) a termination fee payable by the Company in certain circumstances equal to 4.0% of the equity value of the transaction, and (vi) a termination fee payable by Parent in certain circumstances, but without a proposal for the amount of such fee.

On May 22, 2025, Weil provided Goodwin with an initial draft of the CVR agreement for the proposed transaction, which draft included the changes to the terms of the clinical milestone related to BLU-808 proposed by the Company on May 19, 2025.

Also on May 22, 2025, Ms. Haviland had a discussion with a senior commercial officer of Parent to discuss employee retention matters, including the proposed treatment of outstanding Company equity awards as set forth in the draft merger agreement provided by Weil. This discussion was the first such conversation among the parties involving employee and compensation-related matters with respect to the proposed transaction. Thereafter, the parties and their advisors (including Goodwin with direction from the Chairman of the Company Board and the Transaction Committee) engaged in further discussions regarding the treatment of the Company’s employees and related compensation matters with respect to the transaction. None of these discussions involved any proposals or other conversations among the parties regarding post-transaction roles or compensation arrangements for the Company’s executive officers.

On May 23, 2025, Goodwin provided Weil with a revised draft of the merger agreement for the proposed transaction, which included, among other things, (i) the accelerated vesting and cash out of all outstanding Company equity awards upon the closing of the Merger, (ii) narrowing of the representations and warranties of the Company, (iii) expansion of the required efforts of Parent to obtain necessary antitrust and other regulatory approvals, (iii) an outside date of twelve months from the date of the agreement plus two potential 90-day extensions, (iv) a termination fee payable by the Company in certain circumstances equal to 2.5% of the equity value of the transaction, and (v) a termination fee payable by Parent in certain circumstances with the amount to be determined.

On May 24, 2025, Goodwin provided Weil with a revised draft of the CVR agreement, which included changes intended to expand the definition of “diligent efforts” (i.e., the efforts required by Parent and its affiliates to achieve the applicable milestones during the relevant milestone periods) and to better align the triggers for achievement of the clinical milestone with the specific indications and types of studies that the Company had been expecting to pursue for BLU-808. In addition, Goodwin provided the initial draft disclosure schedules to the draft merger agreement to Weil.

On May 26, 2025, Ms. Haviland had a further discussion with a senior commercial officer of Parent to discuss employee retention matters, including the Company’s prior proposal that all outstanding Company equity awards be fully vested and cashed out upon the closing of the Merger. During this discussion, the senior commercial officer of Parent proposed that, instead of all unvested Company equity awards being converted into cash-based awards subject to continued vesting in accordance with their existing vesting schedules as previously proposed by Parent, only the unvested Company equity awards granted to employees in calendar year 2025 would be subject to continued vesting and for a shorter period of six months following the closing of the Merger.

In addition, on May 26, 2025, Weil provided Goodwin with a revised draft of the merger agreement, which included, among other things, (i) the accelerated vesting and cash out of all outstanding Company equity awards upon the closing of the Merger, other than any such equity awards issued to employees in calendar year 2025 which would be converted into cash-based awards and be subject to continued vesting for a period of six months following the closing, (ii) an outside date of six months from the date of the agreement plus two potential 90-day extensions, (iii) a termination fee payable by the Company in certain circumstances equal to 4.0% of the equity value of the transaction, and (iv) a termination fee payable by Parent in certain circumstances equal to 5.0% of the equity value of the transaction. Weil also provided a revised draft of the CVR agreement. Thereafter, Goodwin, on behalf of the Company, and Weil, on behalf of Parent, conducted a number of conference calls and continued to exchange drafts of the merger agreement and CVR agreement. Among other items, the parties negotiated (i) an outside date of eight months from the date of the merger agreement plus two potential extensions of up to a total of 150 days, (ii) a termination fee payable by the Company in certain circumstances equal to 3.5% of the equity value of the transaction, (iii) a termination fee payable by Parent in certain circumstances equal to 5.5% of the equity value of the transaction, and (iv) the final definition of “diligent efforts” in the CVR agreement, with a further extension of the end date for the period in which to achieve the clinical milestone related to BLU-808 from December 31, 2027 to December 31, 2028.

At 11:59 p.m. (New York time) on May 26, 2025, the exclusive negotiation period under the exclusivity agreement expired without extension.

Prior to the opening of the stock markets on the morning of June 2, 2025, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement.

On June 17, 2025, Parent commenced the Offer and the Company filed the Schedule 14D-9.

11.	The Merger Agreement; The CVR Agreement; Other Agreements

The following summary of the material provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified in their entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 7 – “Certain Information Concerning the Company.” Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual information about Parent, Purchaser, Aventis or the Company or the Transactions contained in public reports filed by Parent or the Company with the SEC. Such information can be found elsewhere in this Offer to Purchase. The Merger Agreement has been filed as an exhibit to the Current Report on Form 8-K filed by the Company with the SEC on June 2, 2025. The Merger Agreement and the summary of its terms contained in the Current Report on Form 8-K filed by the Company with the SEC on June 2, 2025, are incorporated herein by reference as required by applicable SEC regulations and solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement (and, in the case of certain covenants relating to indemnification of directors and officers, for the benefit of directors and officers of the Company designated as third-party beneficiaries), and are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures in the confidential disclosure letter delivered by the Company to Parent, Aventis and Purchaser in connection with the signing of the Merger Agreement, and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The holders of Shares and other investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Aventis, Purchaser or any of their respective subsidiaries or affiliates.

Accordingly, the representations and warranties contained in the Merger Agreement and summarized in this Section 11 should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company at the time they were made and the information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Offer, the Transactions, the Company, Parent, Purchaser, their respective affiliates and their respective businesses that are contained in, or incorporated by reference into, the Tender Offer Statement on Schedule TO and related exhibits, including this Offer to Purchase, and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company on June 17, 2025, as well as in the Company’s other public filings.

The Offer

Principal Terms of the Offer

The Offer. Purchaser’s obligation to accept for payment and pay for any Shares validly tendered (and not validly withdrawn) in the Offer is subject to the satisfaction or waiver of the Minimum Tender Condition and the other conditions that are described in Section 15 – “Conditions of the Offer” (each, an “Offer Condition” and collectively, the “Offer Conditions”). Subject to the satisfaction of the Minimum Tender Condition and the satisfaction (or waiver) of the other Offer Conditions, the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, irrevocably accept for payment, and pay for, all Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable (and in any event within one (1) business day) after the Acceptance Time (as defined below). Acceptance of all such validly tendered Shares for payment pursuant to and subject to the conditions of the Offer will occur on or about July 17, 2025, following the Expiration Date, unless one or more Offer Conditions is not satisfied as of such Expiration Date, in which case we will extend the Offer pursuant to the terms of the Merger Agreement (as further described below).

The time at which Purchaser accepts for payment such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Tender Condition is referred to herein as the “Acceptance Time,” and the date and time at which the Acceptance Time occurs is referred to herein as the “Offer Closing.” Purchaser will not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except if the Merger Agreement is terminated pursuant to its terms.

Purchaser expressly reserves the right at any time, or, from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, including the Offer Consideration. However, except as otherwise expressly provided in the Merger Agreement, without the prior written consent of the Company, Purchaser is not permitted to:

•	decrease the Offer Consideration;

•	change the form of consideration payable in the Offer;

•	decrease the number of Shares sought to be purchased in the Offer;

•	add to the Offer Conditions or impose any other conditions to the Offer;

•	amend or modify the Offer Conditions in a manner adverse to the holders of Shares;

•	amend, modify or waive the Minimum Tender Condition;

•	accelerate or extend the Expiration Date in a manner other than as required or permitted by the Merger Agreement;

•	amend or modify the terms of the CVR or the CVR Agreement (other than as permitted pursuant to the Merger Agreement); or

•

make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent, Aventis or Purchaser to consummate the Offer or the Merger.

The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Expiration Date and in which Parent is required to cause Purchaser to extend the Expiration Date. Specifically, subject to our rights to terminate the Merger Agreement in accordance with its terms, the Merger Agreement provides that Purchaser must extend the Offer for:

(i)	any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or NASDAQ applicable to the Offer;

(ii)

consecutive periods of up to ten (10) business days per extension if at any scheduled Expiration Date the Minimum Tender Condition (as defined above in the “Summary Term Sheet”) has not been satisfied; and

(iii)

consecutive periods of up to ten (10) business days per extension if at any scheduled Expiration Date any of the other Offer Conditions (as defined above in the “Summary Term Sheet”) is not satisfied and has not been waived by Parent, Aventis or Purchaser (to the extent permitted under the Merger Agreement).

However, Purchaser is not required to, and Purchaser will not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date.

Offer Conditions

The Offer Conditions are described in Section 15 – “Conditions of the Offer”.

Schedule 14D-9 and Board Recommendation

The Merger Agreement provides that as promptly as practicable on the date of commencement of the Offer, the Company will file with the SEC and disseminate to holders of Shares, to the extent required by applicable federal securities laws and regulations, including Rule 14D-9 under the Exchange Act, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that reflects the Company Board Recommendation (as defined below) and a notice of appraisal rights as contemplated by Section 262 of the DGCL (subject to the terms and conditions of the Merger Agreement).

The Merger

Principal Terms of the Merger

The Merger Agreement provides that, as soon as practicable following consummation of the Offer and upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective

Time, Purchaser will be merged with and into the Company, and the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation of the Merger. The Merger will be governed by Section 251(h) of the DGCL and, assuming the conditions to the Merger have been satisfied or waived, will be effected as soon as practicable following consummation of the Offer, but in no event later than the first (1st) business day after the satisfaction or waiver of the conditions to the Merger (or on such other date as Parent and the Company may mutually agree).

The certificate of incorporation and the bylaws of the Surviving Corporation will be amended and restated as of the Effective Time to conform to the forms previously agreed to by the parties.

Under the Merger Agreement, as of immediately after the Effective Time, the directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the organizational documents of the Surviving Corporation.

The obligations of the Company, Parent, Aventis and Purchaser to complete the Merger are subject to the satisfaction of the following conditions:

•

there must not be in effect any order, injunction or decree issued by any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing (collectively, “Governmental Body”) of competent jurisdiction (whether preliminary, permanent or temporary) preventing the consummation of the Merger;

•

there must not have been enacted, entered, promulgated, or enforced (and still be in effect) by any Governmental Body any statute, rule, regulation, order, injunction or decree that prohibits or makes illegal the consummation of the Merger; and

•	Purchaser (or Parent on Purchaser’s behalf) must have accepted for purchase all Shares validly tendered pursuant to the Offer and not validly withdrawn.

The Offer Conditions are described in Section 15 – “Conditions of the Offer.”

Conversion of Capital Stock at the Effective Time

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (being such date and at such time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”) (other than Shares (a) held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company, held by Parent or any direct or indirect wholly owned subsidiary of Parent (other than Purchaser), or held by stockholders of the Company who have properly exercised and perfected their statutory rights of appraisal under the DGCL, or (b) irrevocably accepted by Purchaser for payment in the Offer) will be converted into the right to receive the Offer Consideration, without interest and subject to any withholding of taxes required by applicable legal requirements. As a result of the Merger, the Company will cease to be a publicly traded Company.

At the Effective Time, (i) each Share held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and retired without any conversion thereof, and no consideration will be delivered in exchange therefor; (ii) each Share held immediately prior to the Effective Time by Parent or any direct or indirect wholly owned subsidiary of Parent (other than Purchaser) will no longer be outstanding and will automatically be canceled and retired without any conversion thereof, and no consideration will be delivered in exchange therefor; (iii) each Share irrevocably accepted by Purchaser for payment in the Offer will no longer be outstanding and will automatically be canceled and retired without any conversion thereof, and no consideration will be delivered in exchange therefor; (iv) all shares of the common stock, $0.0001 par value per share, of Purchaser then outstanding will be converted into an aggregate number of shares of common stock, $0.0001 par value per share, of the Surviving Corporation equal to the number of Shares issued and outstanding immediately prior to the Effective Time and (v) Shares outstanding prior to the Effective Time and held by a holder who is entitled to demand and properly exercises and perfects their respective demands for appraisal of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will no longer be outstanding and will automatically be canceled and retired without any conversion thereof, and will thereafter only represent the right to receive payment pursuant to Section 262 of the DGCL and the terms of the Merger Agreement.

From and after the Effective Time, the stock transfer books of the Surviving Corporation will be closed, and thereafter there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time. After the Effective Time, any Certificate or Book-Entry Share presented to the Surviving Corporation for any reason will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, the Merger Agreement, or, with respect to Shares of a holder who exercises appraisal rights in accordance with the DGCL, the rights set forth in Section 262 of the DGCL.

Treatment of Company Equity Awards in the Merger

The Merger Agreement provides that, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

•

(a) each stock option to purchase Shares granted under a Company equity plan (each, a “Company Stock Option”) that is outstanding, whether vested or unvested, as of immediately prior to the Effective Time, other than 50% of each unvested Company Stock Option that was granted to employees of the Company and its subsidiaries during the 2025 calendar year (each such option, a “Rollover Option”), will, as applicable, fully vest, be cancelled, and exchanged into the right to receive, subject to the terms of the Merger Agreement, (i) an amount in cash (without interest and less applicable tax withholdings) equal to (A) the aggregate number of Shares underlying such Company Stock Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Cash Offer Price over the applicable exercise price per Share underlying such Company Stock Option plus (ii) one CVR for each Share subject to such Company Stock Option, and (b) each Rollover Option that is outstanding immediately prior to the Effective Time (rounded up to the nearest whole number) will be cancelled and converted into a cash-based award (a “Converted Stock Option”), which will entitle the holder thereof to receive (i) an amount in cash (without interest and less applicable tax withholdings) equal to (A) the aggregate number of Shares underlying such Rollover Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Cash Offer Price over the applicable exercise price per Share underlying such Rollover Option and (ii) one CVR for each Share subject to such Converted Stock Option. Each Converted Stock Option will be subject to the same terms and conditions that were applicable to the corresponding Company Stock Option immediately prior to the Effective Time, except that the Converted Stock Option will vest and become payable upon the earliest of (i) the date the corresponding Company Stock Option would have vested pursuant to its terms, (ii) the date that is six months following the closing date of the Merger and (iii) the date the holder of such Converted Stock Option experiences a qualifying termination of employment.

•	(a) each restricted stock unit granted under a Company equity plan (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, other than 50% of each award of Company

RSUs that was granted to employees of the Company and its subsidiaries during the 2025 calendar year (each such award, a “Rollover RSU”) will, as applicable, fully vest, be cancelled, and entitle the holder thereof to receive (i) an amount in cash (without interest and less applicable tax withholdings) equal to (A) the aggregate number of Shares underlying such Company RSU immediately prior to the Effective Time multiplied by (B) the Cash Offer Price and (ii) one CVR for each Share subject to such Company RSU, and (b) each Rollover RSU that is outstanding immediately prior to the Effective Time (rounded up to the nearest whole number), will be cancelled and converted into a cash-based award (a “Converted RSU”), which will entitle the holder thereof to receive (i) an amount in cash (without interest and less applicable tax withholdings) equal to (A) the aggregate number of Shares underlying such Rollover RSU immediately prior to the Effective Time multiplied by (B) the Cash Offer Price and (ii) one CVR for each Share subject to such Converted RSU. Each Converted RSU will be subject to the same terms and conditions that were applicable to the corresponding Company RSU immediately prior to the Effective Time, except that the Converted RSU will vest and become payable upon the earliest of (1) the date the corresponding Company RSU would have vested pursuant to its terms, (2) the date that is six months following the closing date of the Merger and (3) the date the holder of such Converted RSU experiences a qualifying termination of employment.

•

(a) each performance-based restricted stock unit granted under a Company equity plan (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time, other than 50% of each award of Company PSUs that was granted to employees of the Company and its subsidiaries during the 2025 calendar year (each such award, a “Rollover PSU”) will, as applicable, be cancelled, and entitle the holder thereof to receive (i) an amount in cash (without interest and less applicable tax withholdings) equal to (A) the aggregate number of Shares underlying such Company PSU immediately prior to the Effective Time, as determined by the Board of Directors of the Company (or the committee with administrative authority with respect to the applicable Company equity plan) prior to the closing of the Merger based on the greater of target and actual performance as of the Effective Time, multiplied by (B) the Cash Offer Price and (ii) one CVR for each Share subject to such Company PSU, and (b) each Rollover PSU that is outstanding immediately prior to the Effective Time (rounded up to the nearest whole number), will be cancelled and converted into a cash-based award (a “Converted PSU”), which will entitle the holder thereof to receive (i) an amount in cash (without interest and less applicable tax withholdings) equal to (A) the aggregate number of Shares underlying such Rollover PSU immediately prior to the Effective Time, as determined by the Board of Directors of the Company (or the committee with administrative authority with respect to the applicable Company equity plan) prior to the closing of the Merger based on the greater of target and actual performance as of the Effective Time, multiplied by (B) the Cash Offer Price and (ii) one CVR for each Share subject to such Converted PSU. Each Converted PSU will be subject to the same terms and conditions that were applicable to the corresponding Company PSU immediately prior to the Effective Time, except that the Converted PSU will vest and become payable upon the earliest of (1) the date the corresponding Company PSU would have vested pursuant to its terms, (2) the date that is six months following the closing date of the Merger and (3) the date the holder of such Converted PSU experiences a qualifying termination of employment.

•

As contemplated by the three bullet points above, each holder of a Company Stock Option, Company RSU or Company PSU (collectively, a “Company Equity Award”) (whether vested or unvested) will receive one (1) CVR in respect of each Share subject to such Company Equity Award (each, an “Equity Award CVR”); provided, that, any payments in respect of an Equity Award CVR, will be on the same schedule and under the same terms and conditions as apply to payments to holders of Shares, in order for such payment to constitute transaction-based compensation for purposes of Treasury Regulation § 1.409A–3(i)(5)(iv) or will otherwise be paid in compliance with or under an alternative exemption from Section 409A of the Code. For the avoidance of doubt, in no event will any payment be made in respect of an Equity Award CVR issued with respect to a Converted Stock Option, Converted RSU or Converted PSU unless and until the corresponding Converted Stock Option, Converted RSU or Converted PSU has vested in accordance with its terms. The terms of the CVR and the circumstances in which any Milestone Payment (as defined above in the “Summary Term Sheet”) is made, will be governed solely by the CVR Agreement.

Treatment of Stock Plans in the Merger

•

Prior to the Effective Time, the Company will take all actions necessary to terminate (a) the Company’s 2015 Stock Option and Incentive Plan, (b) the Company’s 2020 Inducement Plan and (c) the Company’s 2024 Stock Incentive Plan, each as amended, effective as of immediately prior to the Effective Time.

Treatment of Employee Stock Purchase Plan in the Merger

•

The Company will take all actions necessary to terminate the Company’s Employee Stock Purchase Plan (the “ESPP”), effective as of the day prior to the Effective Time, and to effectuate the treatment of the ESPP as contemplated by the Merger Agreement. The offering or purchase period under the ESPP that would be in effect as of the Effective Time (the “Final Offering Period”) will terminate no later than the day immediately prior to the Effective Time, and the Company will cause the exercise date applicable to the Final Offering Period to accelerate and occur on the termination date of the ESPP with respect to any then-outstanding purchase rights. All amounts allocated to each participant’s account under the ESPP at the end of the Final Offering Period will thereupon be used to purchase whole Shares under the terms of the ESPP for such offering period, which Shares will be canceled at the Effective Time in exchange for the right to receive the Merger Consideration (as defined above in the “Summary Term Sheet”) following the purchase of the Shares, and the Company will return to each participant the funds, if any, that remain in such participant’s account after such purchase. The Company will take all actions necessary to ensure that between the date of the Merger Agreement and the Effective Time (a) no new participants may commence participation in the ESPP, (b) no current participant in the ESPP may increase his or her rate of contribution under the ESPP and (c) no new offering period will commence after the date of the Merger Agreement.

Adjustments to the Offer Consideration and Merger Consideration

The Merger Agreement provides that if, between the date of the Merger Agreement and the Acceptance Time there is any change in the outstanding number or class of the Shares by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, or readjustment of shares, or any stock dividend or stock distribution occurring (or for which a record date is established), then the Offer Consideration will be appropriately adjusted to reflect such change.

Representations and Warranties

In the Merger Agreement, the Company has made customary representations and warranties to Parent, Aventis and Purchaser with respect to:

•	organization and corporate power;

•	authorization; valid and binding nature of the agreement;

•	capital stock;

•	the Company’s ownership of its subsidiaries;

•	no breach;

•	consents;

•	SEC reports financial statements; disclosure controls and procedures;

•	no undisclosed liabilities;

•	absence of certain developments;

•	compliance with laws;

•	title to tangible properties;

•	tax matters;

•	contracts and commitments;

•	intellectual property;

•	litigation;

•	insurance;

•	employee benefit plans;

•	environmental compliance and conditions;

•	employment and labor matters;

•	FDA and regulatory matters;

•	privacy and data security matters;

•	brokerage;

•	disclosure;

•	no rights agreement;

•	Section 203 of the DGCL;

•	merger approval; and

•	opinion of financial advisors.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, effect, event, occurrence, or other matter that has a material adverse effect on the business, condition (financial or otherwise), assets, operations, or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that any changes, effects, events, inaccuracies, occurrences, or other matters resulting from any of the following will not be deemed to constitute a Material Adverse Effect and will be disregarded in determining whether a Material Adverse Effect has occurred:

•

matters generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which the Company and its subsidiaries operate, including due to the issuance of any executive orders by the President of the United States, except to the extent such matters have a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its subsidiaries operate;

•	the negotiation, execution, announcement, or pendency of the Merger Agreement or the Transactions;

•

any change in the market price or trading volume of the Shares; provided, that this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Material Adverse Effect unless excluded under another clause;

•	the occurrence, escalation, outbreak or worsening of hostilities, acts or threats of war or terrorism or cyberterrorism;

•

any plagues, pandemics (including COVID-19) or any escalation or worsening or subsequent waves thereof, epidemics or other outbreaks of diseases or public health events, hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, weather conditions or other natural or man-made disaster or other force majeure event;

•

any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 or any other health emergencies;

•

changes in laws, regulations, or accounting principles, or interpretations thereof, except to the extent such matters have a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its subsidiary operate;

•

any regulatory, preclinical, clinical, pricing, reimbursement, supply or manufacturing events, occurrences, circumstances, changes, effects or developments relating to any Product of the Company (including any collaboration products) or with respect to any product of Parent or any of its subsidiaries or any competitor of the Company (including, for the avoidance of doubt, with respect to any pre-clinical or clinical studies, tests or results or announcements thereof or otherwise with respect to any Product of the Company, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations);

•

United States Food and Drug Administration (“FDA”) or other Governmental Body approval (or other clinical or regulatory developments), market entry or threatened market entry of any product or product candidates competitive with or related to any Product of the Company or product candidates;

•

any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations or any Governmental Body, or any panel or advisory body empowered or appointed thereby, relating to any Product of the Company or any products or product candidates of any competitors of the Company;

•

the performance of the Merger Agreement and the Transactions, including compliance with covenants set forth therein, or any action taken or omitted to be taken by the Company at the request or with the prior written consent of Parent, Aventis or Purchaser;

•

the initiation or settlement of any legal proceedings commenced by or involving (i) any Governmental Body in connection with the Merger Agreement or the Transactions or (ii) any current or former holder of Shares (on their own or on behalf of the Company) arising out of or related to the Merger Agreement or the Transactions (including any actions, suits or claims instituted against the Company or any of its directors or officers relating to the Merger Agreement or the Transactions), or the settlement of any litigation pending as of the date of the Merger Agreement;

•	any matters disclosed in the confidential disclosure letter to the Merger Agreement; or

•

any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, cash or other financial metrics for any period on or after the date of the Merger Agreement; provided, that this exception will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Material Adverse Effect unless excluded under another clause.

In the Merger Agreement, Parent, Aventis and Purchaser have made representations and warranties to the Company with respect to:

•	organization and corporate power;

•	authorization; valid and binding agreement;

•	no breach;

•	consents;

•	litigation;

•	offer documents; Schedule 14D-9;

•	brokerage;

•	vote/approval required;

•	capitalization and operations of Purchaser;

•	ownership of Shares;

•	funds;

•	solvency;

•	investigation by Parent, Aventis and Purchaser; disclaimer of reliance; and

•	other agreements.

Certain of Parent’s representations and warranties contained in the Merger Agreement are qualified as to “materiality” or “Purchaser Material Adverse Effect.” “Purchaser Material Adverse Effect,” as used in the Merger Agreement, means any change, effect, event, inaccuracy, occurrence, or other matter that has a material adverse effect on the ability of Parent, Aventis or Purchaser to timely perform its obligations under the Merger Agreement or the CVR Agreement or to timely consummate the Transactions.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement (or in any instrument delivered pursuant to the Merger Agreement) survive the Merger.

Covenants

Conduct of Business Pending the Merger

The Company has agreed that, during the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement pursuant to its terms (the “Pre-Closing Period”), except (a) as set forth in the confidential disclosure letter to the Merger Agreement, (b) as required by applicable legal requirements or recommended by an applicable Governmental Body, (c) as expressly permitted or contemplated by the Merger Agreement, (d) for any action taken, or omitted to be taken, in response to any health emergency or (e) with the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned), the Company will, and will cause its subsidiaries to, use commercially reasonable efforts to (i) carry on its business in the ordinary course of business, (ii) preserve intact its current business organization, (iii) preserve its relationships with customers, suppliers, partners, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business will not be materially impaired on the date of the Closing and (iv)(A) keep Parent reasonably informed with respect to any substantive meetings or oral communications with any Governmental Body and (B) provide Parent with reasonable advance opportunity to review and comment upon any substantive written communications with a Governmental Body, in each case of clauses (A) and (B), relating to the Company’s Products and to the extent permitted by applicable law. Any action, the subject matter of which is addressed by the restrictions set forth in the following paragraph, will be deemed compliant with the restrictions set forth in this paragraph, if compliant with the restrictions set forth in the following paragraph.

The Company has further agreed that, during the Pre-Closing Period, except (a) as set forth in the confidential disclosure letter to the Merger Agreement, (b) as required by applicable legal requirements or recommended by an applicable Governmental Body, (c) as expressly permitted or contemplated by the Merger Agreement, (d) as reasonably necessary or appropriate to comply with the restrictions contained in the foregoing paragraph, (e) to the extent necessary to comply with any obligation under any contracts made available to Parent on or prior to the date of the Merger Agreement or (f) for any action taken, or omitted to be taken, in response to any health emergency, the Company will not and will not permit its subsidiaries, without the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned):

•

(i) declare, accrue, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or (ii) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Company Equity Award, subject to certain exceptions;

•

issue, grant, deliver, sell, pledge, transfer, dispose of or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge, transfer, disposition or other lien or encumbrance by the Company (other than permitted liens) of, (i) any shares of capital stock or other ownership interest in the Company or any of its subsidiaries, (ii) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (iii) any phantom equity or similar contractual rights or (iv) any rights, warrants, restricted securities, calls or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, subject to certain exceptions;

•

except as required by the terms of a Company Plan (as defined in the Merger Agreement) currently in effect, (i) increase (or commit to increase) in any manner the compensation or benefits (including severance or termination pay) of any current or former director, officer or employee or individual service provider of the Company or any of its subsidiaries, (ii) establish, adopt, enter into, amend or terminate any Company Plan (or any program, policy or contract that would be a Company Plan if in effect as of the date of the Merger Agreement), other than any such actions taken in the ordinary course of business with respect to health and welfare plans that do not increase the level of benefits or cost to the Company or any of its Subsidiaries of maintaining the applicable Company Plan, (iii) grant or pay (or commit to grant or pay) any cash incentive or equity or equity-based awards, or amend or modify the terms of any outstanding equity or equity-based awards, in each case, under any Company Plan or otherwise, (iv) take any action to accelerate or waive the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment of compensation or benefits, under any Company Plan, or (v) forgive any loans or issue any loans (other than routine travel or business advances issued in the ordinary course of business consistent with past practice) to any employee of the Company or any of its subsidiaries;

•

adopt, enter into or voluntarily amend any collective bargaining agreement or contract with any labor union, trade organization or other employee representative body applicable to the Company or any of its subsidiaries;

•	hire, promote or terminate (other than for cause) any employee whose annual base salary exceeds $150,000;

•	amend any of the organizational documents of the Company or any of its subsidiaries, adopt a shareholders’ rights plan or enter into any agreement with respect to the voting of its capital stock;

•

effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of its subsidiaries;

•	make any capital expenditures that are in the aggregate in excess of $2,000,000 above amounts indicated in a specified budget;

•

form any subsidiary or acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other person, except for the purchase of materials from suppliers or vendors in the ordinary course of business consistent with past practice or in individual transactions involving less than $1,000,000 in assets (excluding, in each case, any transaction involving the acquisition, disposition or other transfer of intellectual property);

•

except with respect to any intercompany arrangements, (i) create, incur or assume any Indebtedness (as defined in the Merger Agreement), renew or extend any existing credit or loan arrangements, endorse, guarantee, enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for short-term Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) forgive any loans or make any loans or advances to any other person (except, in the case of directors, officers, employees, consultants or other service providers of the Company or any of its subsidiaries, advances for routine business expenses issued in the ordinary course of business or travel consistent with past practice), (iii) make any capital contributions to, or investments in, any other person, other than investments in marketable securities in the ordinary course of business or (iv) voluntarily repurchase, prepay or refinance any Indebtedness in an amount greater than $2,000,000 in the aggregate per calendar year;

•

sell, transfer, lease, sublease, license, assign or otherwise abandon, withdraw or dispose of (i) any tangible assets with a fair market value in excess of $1,000,000 in the aggregate (provided, that the foregoing shall not (A) prohibit the Company from making sales of inventory in the ordinary course of business or (B) permit the Company or any of its subsidiaries to dispose, sell or otherwise abandon any inventory other than in the ordinary course of business) or (ii) certain specified intellectual property, except, in the case of clause (ii), with respect to non-exclusive licenses granted by the Company or any of its subsidiaries pursuant to standard written contracts in the ordinary course of business (where any grant of rights to a generic or biosimilar applicant will not be considered ordinary course);

•

commence any legal proceeding, except: (i) with respect to routine matters in the ordinary course of business; provided, that the Company will give Parent a reasonable advance opportunity to review and comment on any filings in such action and consider in good faith the views of Parent; (ii) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business; or (iii) in connection with or relating to the Merger Agreement or any other agreements or transactions contemplated thereby;

•	settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), subject to certain customary exceptions;

•

change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial, reserving or tax accounting methods or practices in any respect, except as required by generally accepted accounting principles as in effect on the date of the Merger Agreement or applicable law;

•

enter into any new material line of business (where the commencement of preclinical or clinical studies will not be deemed to constitute a new line of business) or enter into any contract that materially limits or otherwise materially restricts the Company or its affiliates following the

Closing, from engaging or competing in any line of business or in any geographic area or otherwise imposes material restrictions on the Company’s assets, operations or business;

•

(i) make, change or revoke any material tax election with respect to the Company or any of its subsidiaries, (ii) file any material amended tax return, (iii) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), tax allocation agreement or tax sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to taxes) relating to or affecting any material tax liability of the Company or any of its subsidiaries, (iv) settle, compromise or otherwise resolve any material tax liability with respect to the Company or any of its subsidiaries, (v) surrender any right to claim a refund, offset, or other reduction in tax liability, (vi) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Company or any of its subsidiaries, (vii) request any ruling or similar guidance with respect to material taxes or (viii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes;

•

waive, release or assign any material rights or claims under, or enter into, renew, affirmatively determine not to renew, materially amend, materially modify, exercise any material options or material rights of first offer or refusal under or voluntarily terminate, any Company Material Contract (as defined in the Merger Agreement);

•

abandon, withdraw, voluntarily terminate, suspend, abrogate, amend or modify in any material respect any permits in a manner that would materially impair the operation of the business of the Company and its subsidiaries as currently conducted;

•

mortgage or pledge any material assets or material properties, or subject any such assets or properties to any other lien (except permitted liens), other than (i) with respect to certain intellectual property, non-exclusive licenses granted by the Company or its subsidiaries pursuant to standard written contracts in the ordinary course of business (it being understood by the parties that any grant of rights to a generic or biosimilar applicant shall not be considered ordinary course) and (ii) as may be required in connection with the terms of the Financing Agreement (as defined in the Merger Agreement) as in effect on the date of the Merger Agreement; or

•	authorize any of, or agree or commit to take any of, the foregoing actions.

No Solicitation

The Company will not, and will cause its subsidiaries not to, and will instruct its Representatives (as defined in the Merger Agreement) not to, directly or indirectly: (a) initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal (as defined below) or any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal, (c) provide any non-public information to any person (other than Parent, Aventis, Purchaser, or any designees of Parent, Aventis or Purchaser) in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

The Company will, and will cause its subsidiaries to, and will instruct its Representatives to, immediately cease any direct or indirect solicitation, discussions, or negotiations with any person (other than Parent, Aventis, Purchaser, or any designees of Parent, Aventis or Purchaser) with respect to any Acquisition Proposal, and, to the extent the Company has the right to do so, will request the return or destruction of all confidential information provided by or on behalf of the Company or any of its subsidiaries to any such person. Notwithstanding anything to the contrary contained in the Merger Agreement, the Company and its Representatives may (a) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person solely to determine whether such inquiry or proposal constitutes an Acquisition Proposal and (b) solely inform a person that has made an Acquisition Proposal or an inquiry with respect to an Acquisition Proposal of the provisions of this paragraph and the foregoing paragraph.

For purposes of the Merger Agreement, the term “Acquisition Proposal” means any offer or proposal made or renewed by any person (other than Parent, Aventis or Purchaser) or group at any time after the date of the Merger Agreement that is structured to permit such person or group to acquire beneficial ownership of twenty percent (20%) or more of the total voting power of any class of equity securities of the Company or twenty percent (20%) or more of the consolidated total assets of the Company and its subsidiaries, pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer, or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Offer and the Merger.

Notwithstanding the foregoing, the Transactions are excluded from the definition of “Acquisition Proposal.”

For purposes of the Merger Agreement, the term “Superior Proposal” means a bona fide written Acquisition Proposal (except the references in the definition thereof to “twenty percent (20%)” will be replaced by “fifty percent (50%)”) that the Company Board or a committee thereof has determined, in its good faith judgment, after consultation with its outside legal counsel and financial advisors, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by the Acquisition Proposal reflected in the Merger Agreement, taking into account all legal, regulatory and financial terms, the likelihood of consummation (including certainty of closing), and all other aspects of such Acquisition Proposal.

Notwithstanding the restrictions described above or any other provisions in the Merger Agreement, if at any time following the date of the Merger Agreement and prior to the Acceptance Time (a) the Company receives a written Acquisition Proposal from any person or group of persons, which Acquisition Proposal was made or renewed after the date of the Merger Agreement and did not result from a breach in any material respect of the restrictions described above and (b) the Company Board, or a committee thereof, determines that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal, then the Company may:

•	(i) furnish information (including non-public information) with respect to the Company and its subsidiaries to the person making such Acquisition Proposal and its Representatives; and

•

(ii) participate in discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal; provided, that (A) the Company will not, and will instruct its Representatives not to, disclose any material non-public information to such person unless the Company has, or first enters into, a confidentiality agreement with such person with terms governing confidentiality that are not materially less restrictive to the other person than those contained in the Confidentiality Agreement (as defined below) (an “Acceptable Confidentiality Agreement”), and (B) the Company will, as promptly as reasonably practicable, and in any event within one (1) business day, provide to Parent any material non-public information concerning the Company or any of its subsidiaries provided or made available to such other person that was not previously provided or made available to Parent or Purchaser; provided, further, that the Company may only take the actions described in clauses (i) and (ii) above if the Company Board, or a committee thereof, determines, in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take any such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

In addition, the Company must:

•

promptly (and in any event within twenty-four (24) hours) notify Parent of the receipt by the Company of any Acquisition Proposal or written indication by any person that it is considering making an Acquisition Proposal, including the identity of the person or group of persons making such Acquisition Proposal;

•	provide Parent promptly (and in any event within such twenty-four (24) hour period) a summary of the material terms and conditions of any Acquisition Proposal;

•	keep Parent reasonably informed of any material developments regarding any Acquisition Proposal on a prompt basis; and

•	upon the reasonable request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.

The Merger Agreement further provides that the Company Board, and each committee thereof, will not (a) cause or permit the Company or its subsidiaries to enter into any definitive transaction agreement (other than an Acceptable Confidentiality Agreement) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (b) make a Change of Board Recommendation (as defined below).

Change of the Company Board Recommendation

As described above, and subject to the provisions described below, the Company Board has unanimously resolved to recommend that the Company’s stockholders accept the Offer and tender all of their Shares pursuant to the Offer. The foregoing recommendation is referred to herein as the “Company Board Recommendation.” Unless the Company Board has made a Change of Board Recommendation (as defined below), the Company Board has also agreed to include the Company Board Recommendation in the Schedule 14D-9 and to permit Parent to refer to such recommendation in this Offer to Purchase and other documents related to the Offer.

Except as described below, during the Pre-Closing Period, the Company Board or the Company, as applicable, may not:

•

fail to make or withdraw (or modify or qualify in a manner adverse to Parent, Aventis or Purchaser) or publicly announce to fail to make or withdraw (or modify or qualify in a manner adverse to Parent, Aventis or Purchaser), the Company Board Recommendation;

•

(i) fail, within ten (10) business days of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a person other than Parent or any of its affiliates, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company’s stockholders reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer or (ii) approve or recommend, or publicly propose to approve, recommend, endorse or declare advisable, any Acquisition Proposal made by a person other than Parent or any of its affiliates;

•	fail to include the Company Board Recommendation in the Schedule 14D-9 when mailed to the Company’s stockholders; or

•

fail to publicly reaffirm the Company Board Recommendation within two (2) business days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal (except that Parent may deliver only one (1) such request with respect to any Acquisition Proposal).

Any action described in the foregoing four bullet points is referred to as a “Change of Board Recommendation.”

However, notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company may terminate the Merger Agreement to enter into an Alternative Acquisition Agreement (an “Alternative Acquisition Termination”) if:

•	the Company receives an Acquisition Proposal that the Company Board or a committee thereof determines in good faith constitutes a Superior Proposal;

•	the Company has notified Parent in writing that it intends to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement; and

•

no earlier than the end of the Notice Period (as defined below), the Company Board or any committee thereof determines in good faith, after taking into consideration the terms of any proposed amendment or modification to the Merger Agreement that Parent has irrevocably committed in writing to make during the Notice Period, that the Acquisition Proposal that is subject of the Determination Notice (as defined below) continues to constitute a Superior Proposal.

Additionally, at any time prior to the Acceptance Time, the Company Board or a committee thereof may make a Change of Board Recommendation (an “Acquisition Proposal Change of Board Recommendation”) if and only if:

•

the Company receives an Acquisition Proposal that the Company Board or a committee thereof determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, constitutes a Superior Proposal;

•	the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation; and

•

no earlier than the end of the Notice Period, the Company Board or a committee thereof determines in good faith that the failure to make a Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable legal requirements, after taking into consideration any proposed amendment or modification to the Merger Agreement that Parent has irrevocably committed in writing to make during the Notice Period.

The above will also apply to any material amendment to the financial terms of any applicable Superior Proposal with respect to an Alternative Acquisition Termination and an Acquisition Proposal Change of Board Recommendation, and will require a revised Determination Notice and a new Notice Period pursuant to the last bullet point in each of the foregoing, as the case may be.

Finally, at any time prior to the Acceptance Time and other than in connection with an Acquisition Proposal, the Company Board or a committee thereof may make a Change of Board Recommendation in response to an Intervening Event (as defined below) if and only if:

•	the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation; and

•

no earlier than the end of the Notice Period, the Company Board or any committee thereof determines in good faith, after consultation with the Company’s outside legal counsel, and after considering the terms of any proposed amendment or modification to the Merger Agreement that Parent has irrevocably committed in writing to make during the Notice Period, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable legal requirements.

The Merger Agreement further provides that, during any Notice Period, if requested by Parent, the Company will negotiate in good faith with Parent regarding potential amendments or modifications to the terms of the Merger Agreement.

For purposes of the Merger Agreement, a “Determination Notice” means any notice delivered by the Company to Parent pursuant to each of the bullet points in this Section “ – Change of the Company Board Recommendation” and “Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice and ending on the third (3rd) business day thereafter at 5:00 p.m. Eastern Time (provided, that, if such Determination Notice is delivered after 5:00 p.m. Eastern Time, then the Notice Period will end on the fourth (4th) business day thereafter at 5:00 p.m. Eastern Time); provided, that, with respect to any material change in the financial terms of any Superior Proposal, the Notice Period will extend until 5:00 p.m. Eastern Time on the second (2nd) business day after delivery of such revised Determination Notice;

provided, further, that if fewer than five (5) business days remain prior to the scheduled Expiration Date, the Notice Period will be the period beginning upon delivery by the Company to Parent of a Determination Notice and ending twenty-four (24) hours thereafter.

For purposes of the Merger Agreement, an “Intervening Event” means a change, effect, event, circumstance, occurrence, or other matter that materially affects the business, assets or operations of the Company (other than any event, occurrence, fact or change primarily resulting from a breach of the Merger Agreement by the Company) and that was not known or reasonably foreseen to the Company Board or any committee thereof on the date of the Merger Agreement (or if known, the consequences of which were not known to the Company Board or any committee thereof as of the date of the Merger Agreement), which change, effect, event, circumstance, occurrence, or other matter, or any consequence thereof, becomes known to the Company Board or any committee thereof prior to the Acceptance Time; provided, however, that none of the following will constitute an Intervening Event: (a) any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (b) changes in the Share price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event) or (c) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (however, the underlying reasons for such events may constitute an Intervening Event).

None of the provisions described above under “ – Acquisition Proposals” or elsewhere in the Merger Agreement will prohibit (a) the Company Board or a committee thereof from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act, or (ii) making any public statement if the Company Board or a committee thereof determines that the failure to make such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable legal requirements or (b) the Company or the Company Board from making any disclosure required under the Exchange Act, provided that any such action that would otherwise constitute a Change of Board Recommendation is taken only in accordance with the provisions described in this Acquisition Proposals subsection.

Reasonable Best Efforts to Consummate the Merger; Regulatory Filings

Pursuant to the Merger Agreement, each of the parties has agreed to use its, and to cause its respective subsidiaries and affiliates to use their, respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable legal requirements to consummate the Offer, the Merger and the other Transactions as promptly as possible and, in any event, by or before the Outside Date. The parties have agreed to, or to cause their ultimate parent entity (as such term is defined in the HSR Act) to, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all other filings required pursuant to applicable foreign antitrust laws with respect to the Offer and Merger as promptly as practicable and advisable and in any event prior to the expiration of any applicable legal deadline (provided that, unless otherwise agreed by the Company and Parent in writing, the filing of a Notification and Report Form pursuant to the HSR Act must be made within fifteen (15) business days after the date of the Merger Agreement) and (ii) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other antitrust law.

The Merger Agreement provides that, notwithstanding anything to the contrary contained therein, Parent will have the right, following good faith consultation and consideration of the views of the Company, to direct the strategy and timing for obtaining any necessary approval under applicable antitrust laws and in connection with the timing, form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to the Merger Agreement in connection with any legal proceeding under or relating to any antitrust laws. If any legal proceeding, including any legal proceeding brought by a person other than a Governmental Body, is instituted (or threatened to be instituted) challenging the

Offer or Merger as violative of any antitrust law, Parent will have the right to direct and control all communications, strategy and defense of the Merger Agreement, the Offer or the Merger in any such legal proceeding.

Each of the parties has also agreed to use its respective reasonable best efforts to (a) consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any substantive analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of such party in connection with proceedings under or relating to any antitrust laws, (b) give each other reasonable advance notice of all substantive meetings with any Governmental Body relating to any antitrust laws, (c) give each other a reasonable opportunity to participate in each of such meetings, (d) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any antitrust laws, (e) if any Governmental Body initiates a substantive oral communication regarding any antitrust laws, promptly notify the other party of the substance of such communication, (f) provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications with a Governmental Body regarding any antitrust laws and (g) provide each other with copies of all substantive written communications to or from any Governmental Body relating to any antitrust laws. Any such disclosures or provision of documents or information provided by one party to the other pursuant to this paragraph may be redacted or may be shared only with outside counsel and outside consultants retained by such counsel, in each case, to the extent reasonably required in order to (i) remove references to valuation of the Company or the identity of alternative acquirers, (ii) comply with existing contractual arrangements, or (iii) protect attorney-client privilege. Each party will supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by responding at the earliest reasonably practicable date with any request for additional information, documents or other materials, including any “second request” under the HSR Act, received by any party or any of their respective subsidiaries from any Governmental Body in connection with such applications or filings for the Offer or Merger under applicable antitrust laws

The Merger Agreement further provides that each party will, and will cause its respective subsidiaries and affiliates to, use its reasonable best efforts to take any and all actions necessary to obtain any consents, clearances, or approvals required under or in connection with applicable antitrust laws (including the HSR Act) to enable all waiting periods under applicable antitrust laws to expire, and to avoid or eliminate impediments under applicable antitrust laws asserted by any Governmental Body, in each case, to cause the Offer and the Merger to occur as promptly as possible and, in any event, by or before the Outside Date. The parties agreed that the use of “reasonable best efforts” in this paragraph include (x) offering, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, or other disposition of such assets or businesses of the Company and its subsidiaries, and any other restrictions on the activities of the Company and its subsidiaries, and (y) defending through litigation any claim asserted in court by any party in order to avoid the entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent), in each case (a) as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action that would otherwise have the effect of preventing or materially delaying the consummation of the Offer and the Merger and (b) conditioned upon the consummation of the Merger; provided that in no event will anything in the Merger Agreement require Parent, the Company, or any of their respective subsidiaries and affiliates, to take, or agree to take, any such actions unless all actions collectively are not reasonably likely to be material to the business, operations, condition (financial or otherwise) or results of operations of the Company and its subsidiary, taken as a whole; and provided further, that in no event will the Merger Agreement require, or be construed to require, the Company or any of its subsidiaries and affiliates to take, or agree to take (and, unless approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed), neither Parent nor any of its respective subsidiaries or affiliates will take, or agree to take), any such actions that would be, individually or in the aggregate, detrimental or adverse to the interests of those persons entitled to receive the CVRs in the Transactions. Notwithstanding the foregoing or anything to the contrary contained in the Merger Agreement, (i) the parties agree that Parent may, without the Company’s prior approval, in connection with obtaining any consents, clearances, or approvals required under or in connection with applicable antitrust laws, or to avoid or eliminate impediments under applicable antitrust laws asserted by any Governmental Body pursuant to the Transactions, sell, divest or otherwise dispose of such assets or businesses of the Company and its subsidiaries to a Significant Pharmaceutical Company (as defined in the CVR Agreement); provided, that such Significant Pharmaceutical Company assumes the rights and obligations of Aventis and its affiliates under the CVR Agreement, as applicable, and (ii) under no circumstances will Parent or any of its affiliates (which, for the avoidance of doubt, shall not include the Company or any of its subsidiaries for this purpose) be required to take any of the foregoing actions with respect to their respective assets, businesses, relationships, contractual rights, obligations or arrangements.

Each party has also agreed to use commercially reasonable efforts to obtain any consents, approvals, or waivers of third parties with respect to any contracts to which it is a party as may be necessary for the consummation of the Transactions or required by the terms of any contract as a result of the execution, performance, or consummation of the Transactions (except that in no event will the Company or any of its subsidiaries be required to pay, prior to the Effective Time, any fee, penalty, or other consideration or make any other accommodation to any third party to obtain any consent, approval, or waiver required with respect to any such contract).

Access to Information

During the Pre-Closing Period, the Company has agreed to use commercially reasonable efforts, upon reasonable advance notice and subject to any governmental restrictions or recommendations, to (a) give Parent and Purchaser and their respective Representatives reasonable access during normal business hours to relevant employees, assets and facilities and to relevant books, contracts, tax returns, work papers, records and other documents and information of the Company and its subsidiaries and provide copies of such existing books, contracts, tax returns, work papers, records and other documents and information of the Company, in each case, to the extent reasonably requested by Parent or Purchaser, (b) permit Parent and Purchaser to make such non-invasive inspections as they may reasonably request and (c) cause its and its subsidiaries’ officers to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties, and personnel of the Company as Parent or Purchaser may from time to time reasonably request, subject to customary exceptions.

Employee Benefits and Compensation

For a period of one (1) year (or, if shorter, during the current employee’s period of employment) following the Effective Time, Parent and Aventis will provide, or cause to be provided, to each Company employee who is employed by the Company or any of its subsidiaries at the Effective Time (each, a “Current Employee”), (i) a base salary (or wage rate) and a target annual cash incentive compensation opportunity (as a percentage of base salary) or target commission (referred to sometimes as “incentive compensation”) opportunity that, in each case, is no less favorable than that provided to such Current Employee immediately prior to the Effective Time, (ii) benefits, including but not limited to health, welfare and retirement benefits that are either (x) no less favorable in the aggregate than the benefits maintained for and provided to such Current Employee as of immediately prior to the Effective Time or (y) the same benefits as those benefits provided to similarly situated employees of Parent or its subsidiaries and (iii) severance and related termination benefits that are no less favorable than the severance and related termination benefits provided by the Company or any of its subsidiaries to such Current Employee as of immediately prior to the Effective Time as set forth in the confidential disclosure letter to the Merger Agreement.

Parent and Aventis will or will cause service rendered by Current Employees to the Company and its subsidiary prior to the Effective Time to be taken into account for all purposes under all employee benefit plans of Parent and the Surviving Corporation and its subsidiaries, to the same extent as such service was taken into account under the corresponding Company employee benefit plans immediately prior to the Effective Time for those purposes (except with respect to any defined benefit pension plan, retiree or post-termination health or welfare benefits, any benefit plan that is frozen or for which participation is limited to a grandfathered population, equity-based compensation arrangements, or to the extent that its application would result in a duplication of benefits with respect to the same period of service). Parent and Aventis will not subject such Current Employees to any eligibility requirements, waiting periods, actively-at-work requirements, evidence of insurability requirements or pre-existing condition limitations under any employee benefit plan of Parent, the Surviving Corporation or its subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company employee benefit plan in which they participated prior to the Effective Time. Parent and Aventis will, and will cause the Surviving Corporation and its subsidiary to, give such Current Employees credit under such employee benefit plans for any eligible expenses incurred by such Current Employees and their covered dependents under a Company employee benefit plan during the portion of the year in which the Effective Time occurs for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such Current Employees and their covered dependents in respect of the plan year in which the Effective Time occurs to the same extent as such credit was given under the corresponding Company Plans immediately prior to the Effective Time.

Upon the request of Parent in writing at least ten (10) business days prior to the closing date of the Merger, effective as of the day immediately preceding the Closing and contingent upon the Closing, the Company or its subsidiaries (as applicable) will (a) take any and all necessary actions to terminate any Company Plans that are intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (the “401(k) Plans”), (b) provide Parent with a copy of any and all resolutions or other corporate action (the form and substance of which will be subject to prior reasonable review and comment by Parent, which comments will be considered by the Company in good faith) evidencing that any such plans will be terminated effective as of no later than the day immediately preceding the Closing and (c) prior to and conditioned upon termination of any such plans, authorize through corporate resolution any and all necessary amendments to the plan documents to effect such terminations, fully vest affected participants, and comply with all requirements of applicable law as of the effective date of such terminations; provided, that, the Company and its subsidiaries will not take any further steps to effect any such plan terminations prior to the Closing. To the extent Parent requests the termination of the 401(k) Plans, following the Closing, Parent, Aventis or the Surviving Corporation will designate a tax-qualified defined contribution retirement plan of the Surviving Corporation or its Affiliate with a qualified cash or deferred arrangement under Section 401(k) of the Code (the “New 401(k) Plan”) that will cover Current Employees on and after the closing date of the Merger. The Surviving Corporation or its affiliates will cause the New 401(k) Plan to accept direct rollovers elected by Current Employees from the 401(k) Plans that consist of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) and promissory notes evidencing participant loans. The parties hereto will cooperate in good faith to work with the recordkeepers of the 401(k) Plans and the New 401(k) Plan to complete the rollovers of promissory notes evidencing participant loans before such loans default.

Prior to making any written or broad-based oral communications to any current or former officer, director, employee or individual independent contractor of the Company or any of its subsidiaries pertaining to compensation or benefit matters described in the Merger Agreement or to compensation or benefits that will be provided by Parent or its affiliate following the date of the Closing, the Company will provide Parent with a copy of the intended communication, Parent will have a reasonable period of time to review and comment on the communication, and the Company will consider any such comments in good faith (it being understood that after Parent has been so provided with such opportunity the Company will not be required to provide Parent with any other communication if the content thereof is substantially the same as that previously reviewed by Parent), unless there has been a material change in circumstances relating to the communication following Parent’s initial review of the communication.

Following the Effective Time, Parent and Aventis will maintain, or cause to be maintained, the sponsorship of each Current Employee’s current work visa, to the extent applicable, on the same terms as applicable to similarly-situated employees of Parent or its subsidiaries for whom Parent or its subsidiaries, as applicable, currently sponsors work visas and in all respects subject to applicable law.

Parent and Aventis will assume and honor, or will cause to be assumed and honored, in accordance with their terms all severance, change in control and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of the Company or its subsidiaries and in effect immediately prior to the Effective Time.

The Merger Agreement does not confer upon any person (other than the Company, Parent, Aventis and Purchaser) any rights with respect to the employee matters provisions of the Merger Agreement.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides for indemnification and exculpation rights with respect to liabilities for acts and omissions occurring prior to or at the Effective Time, as well as related rights to advancement of expenses, in favor of the current and former directors, officers and employees of the Company or any of its subsidiaries, who we refer to collectively as the “indemnitees.” Specifically, for a period of six (6) years after the Effective Time (or the later expiration of the statute of limitations), the provisions of the certificate of incorporation and bylaws of the Company and the organizational documents of the Company’s subsidiaries as of the date of the Merger Agreement which relate to indemnification, exculpation and advancement of expenses, will survive the Merger and must not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of an indemnitee, and will be observed by the Surviving Corporation and its subsidiaries to the fullest extent available under Delaware (or other applicable) law during such six-year period.

The Merger Agreement also provides that the Company may purchase prior to the Effective Time, and if the Company does not purchase prior to the Effective Time, the Surviving Corporation will purchase at or after the Effective Time, a tail policy under the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which (i) will be effective until the sixth anniversary of the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies.

Approval of Compensation Actions

The Merger Agreement provides that prior to the Acceptance Time, the Compensation Committee of the Company Board will take all such actions as may be required to approve, as an employment compensation, severance, or other employee benefit arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, any and all compensation actions taken after January 1, 2025 and prior to the Acceptance Time that have not already been so approved.

Stockholder Litigation

The Company has agreed to notify Parent of litigation against the Company or any of its directors or officers relating to the Merger Agreement or the Transactions. The Merger Agreement provides that Parent will have the right to participate in the defense of any such litigation, the Company will consult with Parent regarding the defense of any such litigation, and the Company will not settle or compromise any such litigation without the prior written consent of Parent, not to be unreasonably withheld, delayed, or conditioned.

Treatment of Certain Indebtedness

The Company has agreed to use its commercially reasonable efforts to deliver to (a) the agent, under that certain Financing Agreement, dated as of June 30, 2022 (as amended by that certain First Amendment to Financing Agreement, dated as of May 22, 2023), by and among the Company, as Borrower thereunder, certain subsidiaries of the Company from time to time party thereto as Guarantors thereunder, certain financial institutions from time to time party thereto as Lenders and TAO Talents LLC, as administrative agent for the Lenders. (the “Financing Agreement”), at least seven (7) business days prior to the date of the Closing, a written notice of prepayment of all outstanding principal and accrued but unpaid interest under the Financing Agreement, and (b) Parent, at least five (5) business days prior to the date of the Closing, a draft of (and prior to the date of the Closing, an executed copy of) a customary payoff letter from the agent or the lenders to the borrower under the Financing Agreement relating to the repayment in full of all obligations thereunder or secured thereby (including any prepayment or end of term premium, penalties and charges, but excluding any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Financing Agreement), the termination of the Financing Agreement (other than any contingent obligations or liabilities thereunder that by the express terms thereof survive such termination) and all commitments in connection therewith and the release of all liens securing the obligations thereunder (the “Payoff Letter”). The Company will, and will cause its subsidiaries to, use commercially reasonable efforts to deliver to Parent on or prior to the Closing, all the documents, filings and notices required to evidence the termination of the Financing Agreement and effect the release of all liens securing the obligations thereunder, which will in each case be subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding under the Financing Agreement (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Financing Agreement). At the Closing, Parent will pay or will cause to be paid, in full and in immediately available funds, any and all amounts outstanding and then due and payable on such date under the Financing Agreement in accordance with the Payoff Letter.

The Company has agreed to use its commercially reasonable efforts to deliver to the Purchasers (as defined in that certain Purchase and Sale Agreement, dated as of June 30, 2022, by and among the Company, Garnich Adjacent Investments S.À.R.L. and the other purchasers thereto (the “FRPA”) at least ten (10) business days prior to the date of the Closing, a written notice of the Transactions. At the Closing, Parent will pay, or will cause to be paid, in full and in immediately available funds, the Change of Control Repurchase Price (as defined in the FRPA) in accordance with the FPRA.

Takeover Laws

If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation” or other similar state anti-takeover laws and regulations (each, a “Takeover Law”) may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors will use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

ATM Program Termination

The Company has agreed to use its commercially reasonable efforts to deliver all notices and take all other actions that are required to terminate, in accordance with the terms thereof, the Sales Agreement, dated as of February 17, 2022, by and between the Company and Cowen and Company, LLC, prior to the Effective Time.

CVR Schedule

The Company will deliver (or cause to be delivered) to Aventis, for purposes of Aventis’ delivery to the Rights Agent, the “Capitalization Schedule” contemplated by the CVR Agreement, by such time prior to the4 Effective Time as the Rights Agent may reasonably request.

CVR Agreement

As promptly as practicable after the date of the Merger Agreement and, in any event, at or prior to the Acceptance Time, Aventis shall duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent and agreed to by the Company (such agreement not to be unreasonably withheld, conditioned or delayed) (provided, that such revisions are immaterial, both individually and in the aggregate, to the holders of the CVRs). Aventis and the Company will cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVR is not subject to registration under the Securities Act of 1933, the Exchange Act or any applicable state securities or “blue sky” laws.

Section 16 Matters

Prior to the Acceptance Time, the Company Board will take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the disposition by Company directors and officers who are subject to the reporting requirements of Section 16(a) of the Exchange Act, of Shares and Company Equity Awards in the Transactions.

Termination

The Merger Agreement may be terminated, and the Offer and the Merger may be abandoned, under any of the following circumstances:

•	at any time prior to the Acceptance Time, by mutual written consent of Parent and the Company;

•

at any time prior to the Acceptance Time, by either Parent or the Company if any court of competent jurisdiction or other Governmental Body of competent jurisdiction has issued a final order, decree, or ruling, or has taken any other final action permanently restraining, enjoining, or otherwise prohibiting the Offer or the Merger, and such order, decree, ruling, or other action has become final and non-appealable; except that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party unless such party has complied with its obligations under the Merger Agreement in all material respects, including the provisions regarding using “reasonable best efforts” to take any and all actions necessary to obtain any consents, clearances, or approvals required under or in connection with applicable antitrust laws (including the HSR Act), subject to certain limitations. We refer to any termination of the Merger Agreement pursuant to this provision as a “Permanent Injunction Termination”;

•

by either Parent or the Company, if the Acceptance Time has not occurred on or prior to February 2, 2026 (as such may be extended pursuant to the following provisos, the “Outside Date”); provided, however, that if as of such date, the HSR Condition or the Regulatory Condition (in the case of the Regulatory Condition, solely to the extent that such judgment, temporary restraining order, injunction, law or other order arises under the HSR Act or any antitrust law) is not satisfied, then the Outside Date will be automatically extended for sixty (60) days (and such date will then be the “First Extended Outside Date”); provided, further, that, in the event that on the First Extended Outside Date, the HSR Condition or the Regulatory Condition (in the case of the Regulatory Condition, solely to the extent that such judgment, temporary restraining order, injunction, law or other order arises under the HSR Act or any antitrust law) is not satisfied, then the Outside Date will be automatically extended for a second period of ninety (90) days (and such date will then be the “Second Extended Outside Date”); provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available (i) to any party unless such party has complied in all material respects with its obligations under the Merger Agreement, including the provisions regarding using “reasonable best efforts” to take any and all actions necessary to obtain any consents, clearances, or approvals required under or in connection with applicable antitrust laws (including the HSR Act), subject to certain limitations, or (ii) to either party at any time the parties are litigating obligations under the Merger Agreement. We refer to any termination of the Merger Agreement pursuant to this provision as an “Outside Date Termination”;

•

at any time prior to the Acceptance Time, by the Company if (a) Purchaser fails to timely commence the Offer in violation of the terms of the Merger Agreement, except if a breach by the Company of the Merger Agreement is the primary cause of such failure, (b) the Offer has expired or has been terminated without Purchaser having accepted for payment the Shares validly tendered (and not withdrawn) pursuant to the Offer, except if a breach by the Company of the Merger Agreement is the primary cause of such failure, (c) Purchaser, in violation of the terms of the Merger Agreement, fails to accept for payment Shares validly tendered (and not withdrawn) pursuant to the Offer on the terms set forth in the Merger Agreement, except if a breach by the Company of the Merger Agreement is the primary cause of such failure or (d) there has been a breach of any covenant or agreement made by Parent, Aventis or Purchaser in the Merger Agreement, or any representation or warranty of Parent, Aventis or Purchaser is inaccurate or becomes inaccurate after the date of the Merger Agreement, and such breach or inaccuracy gives rise to a Purchaser Material Adverse Effect, and such breach or inaccuracy is not capable of being cured within thirty (30) days following receipt by Parent, Aventis or Purchaser of written notice from the Company of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period (except that the right to terminate the Merger Agreement pursuant to this provision will not be available to the Company if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement. We refer to any termination of the Merger Agreement pursuant to this provision as a “Parent Breach Termination”;

•

at any time prior to the Acceptance Time, by the Company if the Company Board has determined to terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal; and concurrently with such termination pays Parent the Termination Fee (as defined below). We refer to any termination of the Merger Agreement pursuant to this provision as a “Superior Proposal Termination”;

•

at any time prior to the Acceptance Time, by Parent if there has been a breach of any covenant or agreement made by the Company in the Merger Agreement, or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of the Merger Agreement, and such breach or inaccuracy gives rise to a Material Adverse Effect, and such breach or inaccuracy is not capable of being cured within thirty (30) days following receipt by the Company of written notice from Parent of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period (except that that the right to terminate the Merger Agreement pursuant to this provision will not be available to Parent if Parent, Aventis or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement). We refer to any termination of the Merger Agreement pursuant to this provision as a “Company Breach Termination”; or

•

at any time prior to the Acceptance Time, by Parent if the Company Board or any committee thereof effects a Change of Board Recommendation. We refer herein to any termination of the Merger Agreement pursuant to this provision as a “Change in Recommendation Termination.”

Effect of Termination

If the Merger Agreement is terminated, it will be void and of no effect and there will be no liability on the part of any party (or any of its Representatives), except that (a) certain specified provisions of the Merger Agreement, as well as the confidentiality agreement between Parent and the Company, will survive such termination, and (b) except in a circumstance where the Termination Fee (as defined below) or the Reverse Termination Fee (as defined below) is paid, no such termination will relieve any person of any liability for damages resulting from common law fraud or any material breach of the Merger Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with the knowledge that such act or omission would result in a material breach of the Merger Agreement prior to such termination. The Merger Agreement provides that Parent will cause the Offer to be terminated immediately after any termination of the Merger Agreement. Nothing will limit or prevent any party from exercising any rights it may have to specific performance in lieu of terminating the Merger Agreement pursuant to the terms of the Merger Agreement.

Termination Fees

The Company has agreed to pay Parent a termination fee of $318 million in cash (the “Termination Fee”) in the event that:

•	the Merger Agreement is terminated by the Company pursuant to a Superior Proposal Termination;

•	the Merger Agreement is terminated by Parent pursuant to a Change in Recommendation Termination; or

•

(a) the Merger Agreement is terminated pursuant to an Outside Date Termination (provided, that (x) the HSR Condition and the Regulatory Condition have been satisfied prior to such termination and the Minimum Tender Condition has not been satisfied and (y) in the case of a termination by the Company, Parent would not be prohibited from terminating the Merger Agreement at such time pursuant to the last proviso described in the Outside Date Termination), (b) any person has publicly disclosed an Acquisition Proposal after the date of the Merger Agreement and prior to such termination (unless publicly withdrawn prior to such termination) and (c) within twelve (12) months after such termination, the Company enters into an Alternative Acquisition Agreement with respect to an Acquisition Proposal and the transactions contemplated by such Acquisition Proposal are subsequently consummated (provided, that, for purposes of clause (c) of this provision, references to “20%” in the definition of Acquisition Proposal will be substituted for “50%”).

Any payment of the Termination Fee required to be made (i) pursuant to a Superior Proposal Termination will be paid concurrently with such termination, (ii) pursuant to a Change in Recommendation Termination will be paid no later than five (5) business days after such termination and (iii) pursuant to termination in accordance with the final bullet point above will be payable to Parent upon consummation of the transaction referenced therein.

The Company will not be required to pay the Termination Fee more than once.

Parent has agreed to pay the Company a reverse termination fee of $500 million in cash (the “Reverse Termination Fee”), no later than five (5) business days after such termination in the event that:

•	Parent or the Company terminates the Merger Agreement pursuant to a Permanent Injunction Termination or an Outside Date Termination;

•

all of the Offer Conditions have been satisfied or waived other than (x) any such conditions that are by their nature to be satisfied at the Expiration Date and (y) any of the Minimum Tender Condition, the Regulatory Condition (solely to the extent that such judgment, temporary restraining order, injunction, law or other order arises under the HSR Act or any antitrust law), the HSR Condition, and the condition that the Company deliver to Parent a closing certificate dated as of the Expiration Date signed on behalf of the Company by a senior executive officer of the Company; and

•

any of the HSR Condition or the Regulatory Condition (in the case of the Regulatory Condition, solely to the extent that such judgment, temporary restraining order, injunction, law or other order arises under the HSR Act or any antitrust law) have not been satisfied or waived.

Parent will not be required to pay the Reverse Termination Fee more than once.

If paid, Parent’s receipt of the Termination Fee is the sole and exclusive remedy of Parent, Aventis and Purchaser in respect of the Merger Agreement and, if paid, the Company’s receipt of the Reverse Termination Fee is the sole and exclusive remedy of the Company (except that Parent or the Company, as applicable, may seek specific performance to cause the Company or Parent, Aventis and Purchaser, as applicable, to consummate the Transactions, but in no event will Parent be entitled to both specific performance and the payment of the Termination Fee (or monetary damages) and in no event will the Company be entitled to both specific performance and payment of the Reverse Termination Fee (or monetary damages)).

Specific Performance

Parent, Aventis, Purchaser and the Company have agreed that irreparable harm, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties to the Merger Agreement do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or if they otherwise breach such provisions. Accordingly, each party will be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without the posting of a bond or undertaking, in addition to any other remedy to which they are entitled under the terms of the Merger Agreement.

Expenses

Except in limited circumstances expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws of any jurisdiction other than the State of Delaware that might otherwise govern under applicable principles of conflicts of laws.

The CVR Agreement

At or prior to the Acceptance Time, Aventis and a rights agent mutually agreeable to Aventis and the Company (the “Rights Agent”) will enter into the CVR Agreement governing the terms of the CVRs to be received by the Company’s stockholders and holders of certain Company Equity Awards. The CVR relates to the Company’s potent and selective wild-type KIT inhibitor, a development candidate referred to as BLU-808, that is being developed for the treatment of mast cell disorders. Each CVR represents a non-transferable contractual contingent value right that entitles the holder thereof to receive certain contingent cash payments of up to an aggregate of $6.00 per Share in cash, without interest and subject to deduction for any applicable withholding taxes, payable to the Rights Agent for the benefit of the holders of CVRs, if the following Milestones are achieved:

•

Milestone One: $2.00 per CVR, payable upon the dosing of the fifth patient in the first Phase 2b Study or the first Phase 3 Study (each as defined below) (whichever occurs first) for the Product (as defined in the CVR Agreement), in any indication (“Milestone One” and such payment, the “Milestone One Payment”), if Milestone One is achieved on or before December 31, 2028 (the “Milestone One Period”).

•

Milestone Two: $4.00 per CVR, payable upon receipt from the U.S. Food and Drug Administration (the “FDA”) by Aventis or its affiliates (including the Company continuing as the surviving corporation) of approval by the FDA of the new drug application for the Product, that is necessary for the commercial marketing and sale of the Product in the United States for any indication (“Milestone Two” and, such payment, the “Milestone Two Payment” and, together with the Milestone One Payment, the “Milestone Payments” and each, a “Milestone Payment”), if Milestone Two is achieved on or before June 30, 2032 (the “Milestone Two Period” and, together with the Milestone One Period, the “Milestone Periods” and each, a “Milestone Period”).

Aventis and its affiliates are obligated to use Diligent Efforts (as defined below) to achieve the Milestones listed above. Aventis has agreed that, during each Milestone Period, Aventis (and its successors and assigns) will, and will cause its (and their) subsidiaries and affiliates to, use Diligent Efforts to achieve the applicable Milestone prior to the end of the applicable Milestone Period. Neither Aventis nor any of its affiliates will take any action, or fail to take any action, whose primary purpose is to avoid the payment of the applicable Milestone Payment. For the avoidance of doubt, Aventis has no obligation to achieve any Milestone and the use of Diligent Efforts does not guarantee that Aventis will achieve the Milestones at all or by a specific date.

“Diligent Efforts” means, with respect to the Product and Aventis’ obligations under the CVR Agreement, the efforts of a person to carry out its obligations or tasks in a diligent and sustained manner without undue pause, interruption or delay, which level of efforts is consistent with the level of efforts devoted by Aventis and its affiliates to the development and seeking of regulatory approval (including approval by the FDA of a New Drug Application (as more fully described in 21 CFR § 314.50 of the FD&C Act and any applicable regulations promulgated thereunder by the FDA (such regulatory approval, the “Regulatory Approval”)), that is necessary for the commercial marketing and sale of the Product in the United States of America for any indication, including any accelerated approval) of its other pharmaceutical compounds, products or therapies owned by Aventis and its affiliates, or to which Aventis and its affiliates have exclusive rights, which are of similar commercial and market potential as the Product, and at a similar stage in their development or product life as the Product, taking into account all relevant factors, including issues of safety, tolerability and efficacy, benefit/risk product profile, difficulty in developing or manufacturing the Product, market exclusivity, the competitiveness of alternate products in the marketplace or under development, the availability of existing forms or dosages of the Product or other indication(s), the launch or sales of a generic or compounding pharmacy product, the patent or other proprietary position of the Product, other issues of market exclusivity and the regulatory environment and the profitability of the Product (including pricing and reimbursement status achieved), Parent’s portfolio at the time of consideration and other technical, commercial, legal, scientific and/or medical factors for the Product. For the avoidance of doubt, the “Diligent Efforts” definition shall not be deemed to require Aventis to take steps to pursue the Product for more than two (2) indications in parallel.

“Phase 2b Study” means a human clinical trial of the Product that is: (i) generally consistent with 21 C.F.R. § 312.21(b) (or its successor regulation or the non-U.S. equivalent thereof), and (ii) prospectively designed to generate sufficient data for the feasibility, safety, dose ranging and efficacy of the Product to either (a) enable or commence a Phase 3 Study, or (b) enable or commence a Registrational Study (as defined below) for submission of an application for Regulatory Approval for the Product (e.g., a phase 2a/2b study). For clarity, a Phase 2b Study includes (A) the second portion of a human clinical trial of the Product that is designed to satisfy the requirements of 21 C.F.R. 312.21(b) (or its successor regulation or the non-U.S. equivalent thereof), or (B) the first portion of a human clinical trial of the Product that is designed to satisfy the requirements of 21 C.F.R. 312.21(b) (or its successor regulation or the non-U.S. equivalent thereof), that in each case of (A) and (B) is expected to be subsequently progressed to (1) satisfy the requirements of 21 C.F.R. 312.21(c) (or its successor regulation or the non-U.S. equivalent thereof) (e.g., a phase 2/3 study or phase 2b/3 study) or (2) enable or commence a Registrational Study for submission of an application for Regulatory Approval for the Product.

“Phase 3 Study” means a human clinical trial of the Product that is generally consistent with 21 C.F.R. § 312.21(c) (or its successor regulation or the non-U.S. equivalent thereof).

“Registrational Study” means a human clinical trial of the Product that is intended to establish that a product is safe and efficacious for its intended use in the target population, and to determine warnings, precautions, and adverse reactions that may be associated with such pharmaceutical product in the dosage range to be prescribed, which clinical trial is a registration trial intended to enable submission of an application for Regulatory Approval for the Product and is generally consistent with 21 C.F.R. § 312.21(c) or 21 C.F.R. Part 314 Subpart H (or their successor regulations or the non-U.S. equivalents thereof).

If a Milestone is achieved on or prior to the applicable Milestone Period, then, at least ten (10) business days prior to the date that is selected by Aventis (with such date being not more than ten (10) business days following the end of the quarter in which the applicable Milestone Payment Amounts (as defined below) can be determined following the occurrence of the applicable Milestone (such date, the “Milestone Payment Date”)), Aventis will deliver, or cause to be delivered, to the Rights Agent a written notice (the “Milestone Achievement Notice”)

certifying the date of the satisfaction of the applicable Milestone and that each person in whose name a CVR is registered in the CVR Register (as defined below) at the applicable time (such person, a “CVR Holder”) is entitled to receive the applicable Milestone Payment Amount applicable to such CVR Holder as a one-time cash payment. Following the delivery of the Milestone Achievement Notice, Aventis will deliver, or cause to be delivered, to the Rights Agent, among other things, cash, by wire transfer of immediately available funds to in an amount equal to the aggregate applicable Milestone Payment Amounts due to all CVR Holders other than any CVR Holders whose CVR was granted, in accordance with the terms of the Merger Agreement, with respect to a Company Equity Award (such CVR Holder, an “Equity Award CVR Holder”). The applicable Milestone Payment for each of the two Milestones shall only be paid once per Milestone, if at all, subject to achievement of the Milestone prior to the expiration of the Milestone Period in accordance with the CVR Agreement.

“Milestone Payment Amounts” means for a given CVR Holder, with respect to the achievement of the applicable Milestone, a one-time payment equal to the product of (a) the applicable Milestone Payment and (b) the number of CVRs held by such CVR Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Achievement Notice.

The Rights Agent will promptly, and in any event within five (5) business days of receipt of the applicable Milestone Achievement Notice and any letter of instruction reasonably required by the Rights Agent, send each CVR Holder at its registered address a copy of the applicable Milestone Achievement Notice and pay the applicable Milestone Payment Amount, subject to any amounts deducted or withheld to each CVR Holder that is not an Equity Award CVR Holder.

Other than any Milestone Payment Amount that becomes payable to an Equity Award CVR Holder with respect to a corresponding Converted Stock Option, Converted RSU or Converted PSU which remains unvested on an applicable Milestone Payment Date, with respect to a Milestone Payment Amount that is payable to an Equity Award CVR Holder related to CVRs issued in respect of Company Equity Awards, Aventis will, or will cause the Surviving Corporation or an affiliate thereof to, pay, on the Surviving Corporation’s or an affiliate’s next regularly scheduled payroll date following the applicable Milestone Payment Date (but in no event later than ten (10) business days after the applicable Milestone Payment Date), the aggregate applicable Milestone Payment Amount (less applicable withholding taxes) due to each Equity Award CVR Holder (whether or not employed by Aventis or any of its affiliates as of such Milestone Payment Date).

If a Milestone Payment Amount is payable to an Equity Award CVR Holder with respect to a corresponding Converted Stock Option, Converted RSU or Converted PSU which remains unvested on an applicable Milestone Payment Date, the applicable Milestone Payment shall not be paid on such Milestone Payment Date, but instead the aggregate applicable Milestone Payment Amount (less applicable withholding taxes) shall be payable on the Surviving Corporation’s or an affiliate’s next regularly scheduled payroll date following the date on which such Converted Stock Option, Converted RSU or Converted PSU vests in accordance with its terms as provided for in the Merger Agreement (but in no event later than ten (10) business days after the applicable vesting date and regardless of whether such Equity Award CVR Holder is employed by Aventis or any of its affiliates as of such time). For the avoidance of doubt, in no event shall a Milestone Payment with respect to a Converted Stock Option, Converted RSU or Converted PSU be made to an Equity Award CVR Holder unless and until the corresponding Converted Stock Option, Converted RSU or Converted PSU has vested in accordance with its terms as provided for in the Merger Agreement.

During the Milestone Periods, Aventis may not, and shall cause its affiliates not to, engage in any transaction, including a sale, license or other transfer involving development, regulatory or commercialization rights to the Product in the United States other than to a controlled affiliate, unless the acquiring person (i) together with its affiliates, has substantial capabilities and experience in the development, manufacture, distribution and commercialization of pharmaceutical products for human use, (ii) together with its affiliates, has development, regulatory and scientific infrastructure relevant to the Product that is at least reasonably comparable to that of Aventis and its affiliates, and (iii) that, in its most recent fiscal year completed prior to the close of the transaction pursuant to which such company obtained global rights to Product, was one of the top 30 pharmaceutical companies, as determined based on worldwide annual revenue. In such event, Aventis may elect to be released from its obligations under the CVR Agreement only if the acquiror in such transaction expressly assumes, by an assumption agreement, the due and punctual payment of the Milestone Payment Amounts if and when payable in accordance with the terms of the CVR Agreement, and the performance or observance of every covenant under the CVR Agreement not yet performed or observed on the part of Aventis.

The CVRs will not be transferable by a CVR Holder except: (a) upon such CVR Holder’s death, by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (e) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (f) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by the Depository Trust Company. In addition, any CVR Holder may abandon such CVR Holder’s CVRs by transfer to Aventis or any of its affiliates without consideration, via delivery of a written notice of such abandonment to Aventis and the Rights Agent.

The Rights Agent will keep a register (the “CVR Register”) for the purpose of identifying the CVR Holders (as defined below) and registering CVRs and permitted transfers thereof.

Except in certain limited circumstances, Aventis may not, without the consent of at least 35% of the outstanding CVRs as set forth on the CVR Register, amend the terms of the CVR Agreement in a manner that would be materially adverse to the interest of the CVR Holders.

The foregoing description of the CVR Agreement is a summary and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, the form of which is filed as Annex IV to the Merger Agreement, filed as Exhibit (d)(6) of the Schedule TO and is incorporated herein by reference.

Other Agreements

Confidentiality Agreements

Parent and the Company entered into a Confidentiality Agreement, dated as of May 24, 2024 (the “Confidentiality Agreement”), in connection with a possible business transaction involving the parties. Pursuant to the Confidentiality Agreement, subject to certain customary exceptions, Parent agreed to keep confidential certain proprietary or non-public information related to (a) the Company’s proprietary data on the wild-type KIT inhibitor small molecule programs, including the small molecule known internally at the Company as BLU-808 for mast cell disorders (the “BLU-808 Information”) and (b) a potential business transaction involving the parties, disclosed by or on behalf of the Company or its representatives for a period of one (1) year unless earlier terminated by either party upon thirty (30) days’ written notice to the other party, and to use any such information for the purpose of evaluating a possible business transaction. The Confidentiality Agreement was limited in application to information relating to the BLU-808 Information and did not contain a standstill.

Parent and the Company subsequently entered into the Amendment No. 1 to Confidentiality Agreement (the “NDA Amendment 1”), effective November 5, 2024, to expand its application to cover the BLU-808 Information and the Company’s D816V KIT inhibitors, including avapritinib and elenestinib (the “D816V Information”), in order to permit Parent to conduct due diligence on such products.

Parent and the Company subsequently entered into the Amendment No. 2 to the Confidentiality Agreement (the “NDA Amendment 2” and, together with the Confidentiality Agreement and NDA Amendment 1, the “Confidentiality Agreements”) to amend and restate its application to cover the Company’s proprietary information regarding its business, products, product candidates and programs and to extend the expiration date to May 31, 2026, unless earlier terminated by either party upon thirty (30) days’ written notice to the other party; provided, that the confidentiality and restricted use obligations will survive for a period of five years after the effective date of the Confidentiality Agreement.

The foregoing summary of the Confidentiality Agreements is only a summary and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, the NDA Amendment 1 and the NDA Amendment 2, which are filed as Exhibits (d)(2), (d)(3) and (d)(4) of the Schedule TO respectively and are incorporated herein by reference.

Exclusivity Agreement

Prior to signing the Merger Agreement, Parent and the Company entered into a letter agreement, dated as of May 18, 2025 (the “Exclusivity Agreement”), pursuant to which the Company agreed to negotiate exclusively with Parent regarding an acquisition of the Company until the first to occur of: (i) 11:59 p.m. (New York time) on May 26, 2025; (ii) the execution of a definitive agreement between the parties with respect to the proposed acquisition; (iii) the time at which Parent advised the Company that it was no longer actively pursuing the proposed acquisition; and/or (iv) the time at which Parent reduced, or proposed a reduction in, the per share consideration set forth in its non-binding proposal dated May 15, 2025, or changed, or proposed a change to, the allocation of such consideration among the upfront payment and the two contingent payments referenced in such proposal that would be less favorable to the Company’s stockholders. The exclusivity agreement also provided that, in the event that execution of a definitive agreement had not occurred prior to 11:59 p.m. (New York time) on May 26, 2025, the Company and Parent would discuss in good faith the extension of the exclusivity period until 11:59 p.m. (New York time) on May 31, 2025, so long as Parent’s due diligence was productive and progressing in good faith.

The foregoing summary and description of the Exclusivity Agreement is only a summary and is qualified in its entirety by reference to the Exclusivity Agreement, which is filed as Exhibit (d)(5) of the Schedule TO and incorporated herein by reference.

12.	Purpose of the Offer; Plans for the Company

Purpose of the Offer

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and would be the first step in Parent’s acquisition of the entire equity interest in, the Company. The Offer is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as promptly as practicable thereafter subject to the satisfaction and waiver of the other conditions to the Merger set forth in the Merger Agreement.

The Company Board has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (b) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; and (c) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer. The Merger will be consummated in accordance with Section 251(h) of the DGCL, which provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL.

Plans for the Company

After completion of the Offer and the Merger, the Company will be a wholly owned indirect subsidiary of Parent. In connection with Parent’s consideration of the Offer, Parent is developing a plan, on the basis of available information, for the combination of the business of the Company with that of Parent. Parent plans to partially integrate the Company’s business into Parent. Parent will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.

From and after the consummation of the Merger, until successors are duly elected or appointed and qualified in accordance with applicable law, or until their earlier death, resignation or removal, the directors and officers of Purchaser as of immediately prior to the Effective Time will be the directors and officers of the Company as of immediately after the Effective Time.

Except as set forth in this Offer to Purchase and the Merger Agreement, Parent, Aventis and Purchaser have no present plans or proposals that would relate to or result in (a) any extraordinary corporate transaction involving the Company (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (b) any sale or transfer of a material amount of assets of the Company, (c) any material change in the Company’s capitalization, indebtedness or dividend policy or (d) any other material change in the Company’s corporate structure or business.

13.	Certain Effects of the Offer

Because the Merger will be governed by Section 251(h) of the DGCL, no vote of the Company’s stockholders will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and the Company will consummate the Merger as soon as practicable following consummation of the Offer, but in no event later than the first (1st) business day after the satisfaction or waiver of the conditions to the Merger (unless otherwise agreed by the Company, Parent, Aventis and Purchaser), pursuant to Section 251(h) of the DGCL. Immediately following the Merger, all of the outstanding shares of the Company’s common stock will be held indirectly by Parent.

Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Consideration. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable following the Offer Closing.

Stock Quotation. The Shares are currently listed on NASDAQ. Immediately following the consummation of the Merger (which is required to occur as soon as practicable following consummation of the Offer, but in no event later than the first (1st) business day after the satisfaction or waiver of the conditions to the Merger, unless otherwise agreed by the Company, Parent, Aventis and Purchaser), the Shares will no longer meet the requirements for continued listing on NASDAQ, and Parent will seek to cause the listing of Shares on NASDAQ to be discontinued as soon as the requirements for termination of the listing are satisfied.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on NASDAQ. Parent intends to, and will cause the Surviving Corporation to, terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Merger as the requirements for termination of registration are met.

14.	Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, the Company will not declare, accrue, set aside or pay any dividends or make any other distributions in respect of the Company’s capital stock.

15.	Conditions of the Offer

For purposes of this Section 15, capitalized terms used but not defined in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and the other conditions below.

The Offer is not subject to any financing condition. Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for, any Shares validly tendered and not validly withdrawn in the Offer, unless, immediately prior to the then applicable Expiration Date:

•

any applicable waiting period under the HSR Act (and any extension thereof, and any agreement with any Governmental Body to delay consummation of the Transactions) relating to the Transactions has expired or been terminated and all other approvals, consents or expiration of waiting periods under other applicable antitrust and foreign investment laws will have been obtained if required (the “HSR Condition”);

•

there shall not have been issued by any court of competent jurisdiction or remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger nor shall any action have been taken, or any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger; (in the case of this bullet point, solely to the extent that such judgment, temporary restraining order, injunction, law or other order arises under the HSR Act or any antitrust law), the “Regulatory Condition”);

•	since the date of the Merger Agreement, there not having occurred a Material Adverse Effect that is continuing as of the Expiration Date (the “MAE Condition”);

•

the Company not having breached or failed to comply in any material respect with any of the material covenants and agreements to be performed or complied with by it on or prior to the Acceptance Time and has not thereafter cured such breach or failure to comply and such breach or failure to comply has not been waived by Parent, Aventis or Purchaser (the “Obligations Condition”);

•	the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”);

•

(i) the representations and warranties of the Company contained in the Merger Agreement (other than the representations and warranties set forth in Section 4.2 of the Merger Agreement (Authorization; Valid and Binding Agreement), the first sentence of Section 4.3(a) (Capital Stock), Section 4.3(c) (Capital Stock) and Section 4.26 (Merger Approval)) and that (x) are not made as of a specific date are true and correct as of the Expiration Date, as though made on and as of the Expiration Date and (y) are made as of a specific date are true as of such date, in each case, except, in the case of (x) or (y), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) has not had, individually or in the aggregate, a Material Adverse Effect or (ii) the representations and warranties set forth in Section 4.2 of the Merger Agreement (Authorization; Valid and Binding Agreement), the first sentence of Section 4.3(a) (Capital Stock), Section 4.3(c) (Capital Stock) and Section 4.26 (Merger Approval) are true and correct in all respects, except for immaterial inaccuracies, as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct, except for immaterial inaccuracies, as of such earlier date) (the “Representations Condition”); and

•	Parent having received from the Company a certificate signed on behalf of the Company to the effect that the Representations Condition and the Obligations Condition have been duly satisfied.

The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement.

Purchaser expressly reserves the right at any time, or, from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, including the Offer Consideration. However, except as otherwise expressly provided in the Merger Agreement, without the prior written consent of the Company, Purchaser is not permitted to: (a) decrease the Offer Consideration or change the form of consideration payable in the Offer; (b) decrease the number of Shares sought to be purchased in the Offer; (c) amend, modify or waive the Minimum Tender Condition; (d) add to the Offer Conditions or impose any other conditions to the Offer; (e) amend or modify the Offer Conditions in a manner adverse to the holders of Shares; (f) accelerate or extend the Expiration Date in a manner other than as required or permitted by the Merger Agreement; (g) amend or modify the terms of the CVR or the CVR Agreement (other than as set forth in the definition thereof); or (h) make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent, Aventis or Purchaser to consummate the Offer or the Merger.

16.	Certain Legal Matters; Regulatory Approvals

General. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under “Antitrust Compliance” below in this Section 16, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at any Expiration Date without accepting for payment any Shares validly tendered (and not validly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the Regulatory Condition and the HSR Condition. See Section 15 – “Conditions of the Offer.”

Antitrust Compliance

U.S. Antitrust Compliance

Under the HSR Act, certain acquisition transactions, including Purchaser’s purchase of Shares pursuant to the Offer, may not be consummated until certain information and documentary material has been furnished for review by the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the DOJ (the “Antitrust Division”) and certain waiting period requirements have been satisfied.

Under the HSR Act, the purchase of Shares may not be completed until the expiration of a 30-calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Each of Parent and the Company filed their Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on June 9, 2025 such that the waiting period will expire on July 9, 2025, unless earlier terminated by the FTC and the Antitrust Division, Parent receives a request for additional information or documentary material prior to that time, or Parent pulls and refiles its notification so as to provide the FTC and the Antitrust Division an additional thirty (30) days to review the transaction. Expiration or termination of the HSR Act waiting period is a condition to the consummation of the Offer.

The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions like the Offer and the Merger. At any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary or desirable in the public interest, including seeking (a) to enjoin the purchase of Shares pursuant to the Offer, (b) to enjoin the Merger, (c) to require Purchaser (or, after completion of the Merger, Parent) to divest the Shares, or (d) to require us or the Company to divest substantial assets or seek other conduct relief as a condition of consummating the acquisition. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the consummation of the Merger, notwithstanding the expiration or early termination of the applicable waiting period under the HSR Act, any state or private party could file suit seeking to enjoin the consummation of the Merger or seeking other structural or conduct relief or damages. See Section 15 – “Conditions of the Offer.”

Based upon an examination of publicly available information and other information relating to the businesses in which the Company is engaged, Parent and the Company believe that neither the purchase of Shares by Purchaser pursuant to the Offer nor the consummation of the Merger should violate applicable antitrust laws.

Nevertheless, neither Parent nor the Company can be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 – “Conditions of the Offer.”

Austria Merger Control Compliance

Under the Austrian Federal Cartel Act, the completion of certain acquisitions, including the Purchaser’s purchase of Shares pursuant to the Offer, is conditional upon either the expiry of the statutory waiting period (four weeks) without neither the Federal Competition Authority (“FCA”) nor the Federal Cartel Attorney having requested an in-depth investigation of the Transaction by the Cartel Court; or the waiver by the FCA and the Federal Cartel Attorney of their right to request an in-depth investigation of the Transaction by the Cartel Court. The parties submitted a notification to the Austrian competition authorities on June 10, 2025. Parent and the Company, without prejudice to Section 15 – “Conditions of the Offer,” anticipate expiry of the statutory (Phase I) waiting period by July 8, 2025 (24:00).

Germany Merger Control Compliance

Under part I chapter VII of the Act against Restraints of Competition (“ARC”), certain acquisitions, including the Purchaser’s purchase of Shares pursuant to the Offer, may not be consummated until certain information has been furnished for review by the Federal Cartel Office (“FCO”) and either the FCO has declared clearance of the transaction or certain waiting periods have expired, which the Parent and the Company, without prejudice to Section 15 – “Conditions of the Offer,” anticipate to be by July 10, 2025 (assuming that the FCO will not open a further examination of the concentration pursuant to section 40(1) ARC). The parties submitted a notification to the FCO on June 10, 2025.

Italy Foreign Direct Investment Compliance

Under Law Decree No. 21/2012, certain acquisitions, including the Purchaser’s purchase of Shares pursuant to the Offer, may not be consummated without approval without conditions, prescriptions, recommendations or similar measures from the Presidency of the Council of Ministers in Italy (the “Presidency”), or declaration by the Presidency of non-applicability of Law Decree No. 21/2012, or the relevant review period set forth by Article 2 of Law Decree No. 21/2012 expires with no express final decision of the Presidency via either approval or declaration as described above. The parties submitted a notification on June 9, 2025 and, without prejudice to Section 15 – “Conditions of the Offer,” anticipate the relevant review period set forth by Article 2 of Law Decree No. 21/2012 to expire within forty-five (45) calendar days of filing. The Presidency can extend the time period by: (a) ten (10) calendar days if it issues a request for information to the Parent or the Company; (b) twenty (20) calendar days if it issues a request for information to third parties; or (c) forty (40) calendar days, in case the coordination mechanism under Regulation EU 452/2019 is initiated.

State Takeover Laws

The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Company Board approved the Merger Agreement and the Transactions, and the restrictions on “business combinations” described in Section 203 are inapplicable to the Merger Agreement and the Transactions.

The Company may be deemed to be conducting business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 – “Conditions of the Offer.”

17.	Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. If the Merger is completed, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being completed, stockholders (including beneficial owners) who wish to exercise such appraisal rights must do so prior to the later of the time of the consummation of the Offer and twenty (20) days after the mailing of the Schedule 14D-9, even though the Merger will not have been completed as of such time. If the Merger is completed, the holders of Shares who (a) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the Acceptance Time), (b) followed the procedures set forth in Section 262 of the DGCL to exercise and perfect their appraised demand, (c) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise) and (d) in the case of a beneficial owner, has submitted a demand that (i) reasonably identifies the holder of record of the Shares for whom the demand is being made, (ii) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the Shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and (iii) provides an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court of Chancery, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Moreover, the “fair value” so determined could be higher or lower than, or the same as, the Offer Consideration. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Consideration.

Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger or the surviving corporation within ten (10) days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice by the Company to its stockholders (including beneficial owners) of appraisal rights in connection with the Merger under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner wishes to elect to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, such stockholder or beneficial owner must do all of the following:

•

prior to the later of the consummation of the Offer and twenty (20) days after the date of mailing of the Schedule 14D-9, deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder or beneficial owner and that the stockholder or beneficial owner is demanding appraisal;

•	not tender such stockholder’s or beneficial owner’s Shares in the Offer (or, if tendered, validly and subsequently withdraw such Shares prior to the Acceptance Time);

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•	comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.

The foregoing summary of the appraisal rights of stockholders and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders and beneficial owners desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your Shares into the Offer (and do not withdraw the tendered shares prior to the Acceptance Time), you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Consideration for your Shares.

18.	Fees and Expenses

Purchaser has retained Innisfree M&A Incorporated to be the Information Agent, and Continental Stock Transfer & Trust Company to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

None of Parent, Aventis or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.	Miscellaneous

The Offer is being made to all holders of Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, Purchaser the Depositary or the Information Agent for the purposes of the Offer.

Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 – “Certain Information Concerning the Company” above.

Rothko Merger Sub, Inc.

June 17, 2025

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

1.	PURCHASER

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser are set forth below. The business address of each such director and executive officer is c/o Rothko Merger Sub, Inc., 55 Corporate Drive, Bridgewater, NJ 08807. The telephone number at such office is +1 (800) 981-2491. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Michael J. Tolpa Director; President

Michael Tolpa holds a Bachelor of Science in Accounting from the State University of New York at Fredonia. He has served as Associate Vice President and Treasurer, North America, of Sanofi US Services Inc. since 2015.

Prior to joining Sanofi, Michael Tolpa held various positions within Alstom S.A. from 1995 to 2015. He served as Treasurer for Alstom Group North America, from 2010 to 2015.

Michael Tolpa is a citizen of the United States of America.

2.	AVENTIS INC.

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Aventis Inc. are set forth below. The business address of each such director and executive officer is 55 Corporate Drive, Bridgewater NJ 08807. The telephone number at such office is +1 (800) 981-2491. Except as otherwise indicated, each director and executive officer is a citizen of the United States.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Deborah Glasser Director

Deborah Glasser holds an MBA from the University of Chicago and a BA from Tufts University. Prior to joining Sanofi, Deborah Glasser was Senior Vice President for Alzheimer’s at Biogen. Deborah Glasser joined Sanofi in 2022, currently holds the position of Head of North America Specialty Care and US country lead, and oversees Sanofi’s US and Canadian commercial operations. She sits on the board of BIO, an industry trade association, and is a Trustee at the Museum of Fine Arts Boston.

Deborah Glasser is a citizen of the United States of America.

Olivier Bogillot Director	Olivier Bogillot has a PhD in Economics from the University of Lyon I, along with a Master’s degree in Health Economics and Public Health, and a degree in Molecular Biology and Physiology. In late 2022, Olivier was appointed to his current position as Head of U.S. General Medicines at Sanofi, where he leads the business unit responsible for serving the Diabetes, Cardiovascular and Transplant communities.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Prior to this role, he served as Chief of Staff, CEO Office at Sanofi from April 2018-March 2020 and as President of Sanofi France from then until late 2022.

Olivier Bogillot is also a member of the board of directors of Les Entreprises du Médicament (Leem) and chairs the French Federation of Health Industries (FEFIS).

Olivier Bogillot is a citizen of France.

Colleen Proctor Director, Vice President and Chief Financial Officer

Colleen Proctor holds a BS Accounting and MBA from University of Delaware. Prior to joining Sanofi, Colleen Proctor worked at Novartis as VP Country CFO Canada from 3/2020-5/2022 and Innocoll Biotherapeutics as CFO/COO from 5/2022-2/2023. Colleen Proctor joined Sanofi in 2023 and currently holds the position of CFO North America. Colleen Proctor is a Board member for non-profit Rare Disease Renegades.

Colleen Proctor is a citizen of the United States of America.

Thomas Costa Director

Thomas Costa has been an independent board member of the Aventis Inc. since 2015. He has not held any other material position during the last five years.

Thomas Costa is a citizen of the United States of America.

Jamie Haney Vice President, General Counsel and Secretary

Jamie Haney has a law degree from DePaul University College of Law and a B.A. in English (with a minor in Spanish) from Purdue University. She has served as General Counsel, Sanofi North America and Head of Legal Specialty Care GBU since late 2022.

Prior to joining Sanofi, she served as General Counsel at Novo Nordisk, Inc. from 2020-2022. She served as Managing Director at Eli Lilly Suisse from 2018-2020 and as Senior Director, Integrated Health at Eli Lilly USA LLC from 2016-2018.

Jamie Haney is a citizen of the United States of America.

Robert J. Ridolfi Vice President, Tax, North America

Robert Ridolfi has a Bachelor’s degree in Accounting from Temple University along with a Master’s degree in Taxation from Widener University. In 2015, Robert was the Sr. Director of Tax in charge of Sanofi US tax reporting and compliance. From 2016-19, he was the AVP of Tax Audits and Controversy and in late 2019 was appointed to his current position as the Head of North America Tax.

Robert Ridolfi is a citizen of the United States of America.

Stephen Smith Vice President

Stephen Smith holds a law degree and an MBA from Widener University and a B.S. in biology from St. Joseph’s University. From 2015-2019, he was assistant general counsel in the Global R&D Legal department at Sanofi supporting the US. In 2019, he was appointed to his current position.

Stephen Smith is a citizen of the United States of America.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Michael J. Tolpa Associate Vice President and Treasurer, North America

Michael Tolpa holds a Bachelor of Science in Accounting from the State University of New York at Fredonia. He has served as Associate Vice President and Treasurer, North America, of Sanofi US Services Inc. since 2015.

Prior to joining Sanofi, Michael Tolpa held various positions within Alstom S.A. from 1995 to 2015. He served as Treasurer for Alstom Group North America, from 2010 to 2015.

Michael Tolpa is a citizen of the United States of America.

3.	PARENT

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The business address of each such director and executive officer is c/o Sanofi, 46, avenue de la Grande Armée, 75017 Paris, France, + 33 1 53 77 40 00. Except as otherwise indicated, each director and executive officer is a citizen of France.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Paul Hudson Director; Chief Executive Officer; Chairman of the Executive Committee; Member of the Strategy Committee

Paul Hudson joined Sanofi as CEO on September 1, 2019. Previously CEO of Novartis Pharmaceuticals (2016-2019), where he was a member of the Executive Committee, Paul has an expansive international career in healthcare that spans the U.S., Japan and Europe.

Prior to Novartis, he worked for AstraZeneca from 2006 to 2016, where he held several increasingly senior positions and most recently carried out the roles of president, AstraZeneca United States and executive vice president, North America. He began his career in sales and marketing roles at GlaxoSmithKline UK and Sanofi-Synthélabo U.K.

Paul holds a degree in economics from Manchester Metropolitan University in the U.K. and in July 2018 his alma mater awarded him an honorary Doctor of Business Administration for his achievements in industry. He also holds a diploma in marketing from the Chartered Institute of Marketing, also in the U.K.

Paul Hudson is a citizen of the United Kingdom.

Christophe Babule Director; Member of the Audit Committee

Christophe Babule is a graduate of HEC (Ecole des Hautes Etudes Commerciales) Paris and holds a Master of Business Administration (MBA) in finance.

He has been a Director of Sanofi since early 2019.

On November 19, 2018, Christophe Babule was appointed Executive Vice-President, Chief Financial Officer and has been a member of L’Oréal’s Executive Committee as of mid-February 2019.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Christophe Babule has spent his career with L’Oréal, which he joined in 1988. He spent 7 years in the Luxury Division in Italy before being appointed as Director of Administration & Finance based in China. In 2007, he was appointed Administration & Financial Director for Mexico. In 2010, he returned to France to join Christian Mulliez’s Executive Committee as Director of Internal Audit for nearly 5 years. Afterwards he was appointed to the position of Administration & Financial Director for the Asia Pacific Zone based in Shanghai and then in Hong Kong.

Christophe Babule is a citizen of France.

Clotilde Delbos Independent Director; Member of the Audit Committee; Chairwoman of the Compensation Committee

Clotilde Delbos is currently director of AXA, Alstom and Schneider Electric. She held various positions in internal audit, merger and acquisitions and treasury, in California, Brussels and France, notably at Price Waterhouse and the Pechiney group, before becoming Division Chief Financial Officer. In 2012, she joined the Renault Group. In 2016, Clotilde Delbos was appointed Group Chief Financial Officer and Chairman of Board of Directors of RCI Banque. She was then appointed Interim Chief Executive Officer of Renault SA, Deputy Chief Executive Officer of the group and Chief Executive Officer of Mobilize, and held those functions until 2022.

Clotilde Delbos was awarded the Légion d’Honneur in 2021.

Clotilde Delbos graduated from EM Lyon with a specialization in accounting.

Clotilde Delbos is a citizen of France.

Humberto de Sousa Director representing employees (designated by the French Democratic Confederation of Labour – CFDT)

Humberto de Sousa has worked for Sanofi since 2007. He began his career with various assignments as a maintenance technician in several industrial groups, notably at Rhône Poulenc between 1999 and 2000. He joined Sanofi Pasteur in 2007 and has progressed within the Sanofi Group, holding various maintenance technician positions. In 2018, he became Group Maintenance Coordinator.

Humberto de Sousa has been involved in employee representation since 2013, particularly within the CFDT union, which appointed him in April 2025 as a director representing employees on Sanofi’s Board of Directors. During his union mandates, he worked on employee savings plans for eight years and demonstrated strong commitment to CSR-related topics, particularly professional equality and the duty of care within the group.

He therefore has solid experience in management, high-stakes social negotiation, and in analyzing the economic and social impacts of corporate policies.

Humberto de Sousa holds a STI Baccalaureate (Baccalauréat STI) in Electrical Engineering.

Humberto de Sousa is a citizen of France.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Rachel Duan Independent Director; Member of the Compensation Committee

Rachel Duan holds a bachelor’s degree in Economics and International Business from Shanghai International Studies University, China and an MBA from The University of Wisconsin – Madison, USA.

She has been an independent Director of Sanofi since 2020. Rachel Duan joined GE in 1996 and worked at GE across multiple businesses in the U.S., Japan and China. Since 2006, she has held senior leadership positions including CEO of GE Advanced Materials China and then Asia Pacific, CEO of GE Healthcare China, and CEO of GE China. Most recently,

Ms. Duan served as President & CEO of GE’s Global Markets where she was responsible for driving GE’s growth in global emerging markets including China, APAC, India, Africa, Middle East and Latin America. Ms. Duan also serves as an independent Director of Kering, HSBC and Adecco Group.

Rachel Duan is a citizen of China.

Carole Ferrand Independent Director; Chairwoman of the Audit Committee

Carole Ferrand began her career in 1992 at PricewaterhouseCoopers, where she worked first in audit and then in financial consultancy. After ten years at Sony France, first as Chief Financial Officer (2000-2002) and then as General Secretary, she was appointed Chief Financial Officer of the EuropaCorp Group in 2011. In 2013, she was appointed Finance Director of the Artémis Group, function she holds until 2018.

She then served on the Board of Directors of Capgemini for two years (2016-2018) and was then appointed Group Financial Director until December 2023.

Carole Ferrand is a graduate of École des Hautes Études Commerciales (HEC Paris).

Carole Ferrand is a citizen of France.

Lise Kingo Independent Director; Member of the Appointments, Governance and CSR Committee

Lise Kingo holds a bachelor’s degree in Religions and Ancient Greek Art from the University of Aarhus in Denmark, a bachelor’s degree in Marketing and Economics from the Copenhagen Business School and a master’s degree in Responsibility & Business from the University of Bath in the UK.

Lise Kingo has been an independent director of Sanofi since March 2020 and currently serves as member of the Appointments, Governance and CSR Committee. Lise Kingo was CEO & Executive Director of the United Nations Global Compact, a position she has held, from 2015 to June 2020. The UN Global Compact is the world’s largest corporate sustainability initiative uniting business to create a better world through universal principles and the UN Sustainable Development Goals.

Lise Kingo began her career in 1986 in business-to-business advertising at JP Bureau in Copenhagen and joined Novo

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Industries (now Novo Nordisk after the merger with Nordisk Gentofte) in 1988, where she remained for 26 years. She served as Chief of Staff, Executive Vice President and member of the Executive Management team since 2002, where she was instrumental in defining Novo Nordisk’s sustainable business strategy. Prior to 2002, she held various positions in Novozymes, Novo Holding and Novo Nordisk, including internal audit, compliance, people & organization, branding and sustainability.

She is an independent Director of Danone and Covestro AG.

Lise Kingo is also certified as a director by INSEAD in France. Throughout her career, she has held positions in Denmark, the United Kingdom, Norway, the Netherlands and the United States.

Lise Kingo is a citizen of Denmark.

Jean-Paul Kress Independent Director; Member of the Strategy Committee; Member of the Scientific Committee

Jean-Paul Kress, M.D., served as the CEO of MorphoSys from 2019 until it was acquired by Novartis in 2024.

Prior to this, Jean-Paul Kress was the CEO of Syntimmune, where he sharpened the company’s focus on late-stage clinical development in auto-immune diseases until the company’s acquisition by Alexion. He has also held several senior leadership roles at other pharmaceutical companies in the US and in Europe. Jean-Paul Kress served as Chairman of the Board of Directors at ERYTECH Pharma and was a member of Sarepta Therapeutics’ Board of Directors.

He received his M.D. from Faculté Necker-Enfants Malades in Paris and Master of Sciences in molecular and cellular pharmacology from Ecole normale supérieure (Ulm) in Paris.

Jean-Paul Kress is a citizen of France.

Frédéric Oudéa

Chairman of the Board of Directors; Chairman of Foundation S; Chairman of the Strategy Committee; Member of the Appointments, Governance and CSR Committee; Member of the Scientific Committee

Frédéric Oudéa is a graduate of France’s École polytechnique and École nationale d’administration. From 1987 to 1995, he held a number of positions in the French senior civil service, the Audit Department of the Ministry of Finance, the Ministry of the Economy and Finance, the Budget Ministry and the Cabinet of the Minister of the Treasury and Communication.

He joined Société Générale in 1995, successively holding the positions of Deputy Head and Head of the Corporate Banking arm in London. In 1998, he was appointed Head of Global Supervision and Development of the Equities Department. He became Deputy Chief Financial Officer of Société Générale group in May 2002 and later Chief Financial Officer in January 2003.

In 2008, he was appointed Chief Executive Officer of the Group. He was both Chairman and Chief Executive Officer of Société Générale from May 2009 to May 2015. He has served as Chief Executive Officer since the separation in May 2015 of the

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

functions of Chairman of the Board of Directors and Chief Executive Officer. He held this position until May 2023.

He is Chairman of the Foundation of École polytechnique and member of Board of Directors of École polytechnique. Frédéric Oudéa is also a director of Cap Gemini and a Senior Executive Advisor of Group Bruxelles Lambert (GBL).

Frédéric Oudéa is a citizen of France.

Patrick Kron Independent Director; Member of the Compensation Committee; Chairman of the Appointments, Governance and CSR Committee; Member of the Strategy Committee

Patrick Kron is a graduate of École polytechnique and the Paris École des mines.

He has been an independent Director of Sanofi since 2014 and currently serves as Member of the Compensation Committee of Sanofi and Chairman of the Appointments, Governance and CSR Committee and the Strategy Committee of Sanofi. Patrick Kron started his career in the French Ministry of Industry where he served from 1979 until 1984. He then joined the Pechiney Group where from 1984 until 1988 he held operational responsibilities in one of the Group’s most important factories in Greece, becoming manager of the Greek subsidiary. From 1988 to 1993, he occupied several senior operational and financial positions within Pechiney, first managing a group of activities in the processing of aluminium and eventually as President of the Electrometallurgy Division. In 1993, he became a member of the Executive Committee of the Pechiney Group and was appointed Chairman of the Board of the Carbone Lorraine Company, a position he held until 1997. From 1995 to 1997, he ran the Food and Health Care Packaging Sector of Pechiney and held the position of Chief Operating Officer of the American National Can Company in Chicago (USA). From 1998 to 2002, Patrick Kron was Chief Executive Officer of Imerys before joining Alstom in 2002. Between 2003 and 2016, he was Chief Executive Officer, then Chairman and Chief Executive Officer of Alstom. Patrick Kron was awarded the Légion d’honneur in 2004 and is Officer of National Order of Merit since 2007.

Additionally, he is Chairman of the Board of Imerys, and a Director of SGS and Viohalco.

Patrick Kron is a citizen of France.

Wolfgang Laux Director representing employees (designated by the European Works Council)

Wolfgang Laux has worked for Sanofi and Aventis since 2000. Until 2006 he worked as Senior Scientist in Process Development in Frankfurt/Höchst and since 2006 as Industrialization Coordinator for new products in Manufacturing and Supply’s central organization at Croix-de-Berny and Gentilly.

Involved in employee representation since 2014 for the trade union organization “CFE-CGC”, he has been a member of the Works council of the Sanofi Chimie central organization (since 2014), member of the Committee on hygiene, safety and working conditions (CHSCT, 2016-2019) and trade union delegate (since 2016).

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Wolfgang Laux holds a Ph.D. in organic chemistry from the University of Frankfurt am Main and has been a post-doctoral research fellow at the State University of New York at Stony Brook (US, 1998-2000) and at the University of Montpellier (France, 1996-1997).

He holds a Corporate Director’s Certificate from SciencesPo / IFA (Certificat Administrateur de Sociétés). He also holds the European Board Diploma by ecoDa.

Wolfgang Laux is a citizen of Germany.

Barbara Lavernos Director; Member of the Appointments, Governance and CSR Committee; Member of the Strategy Committee

Barbara Lavernos has served as Director of Sanofi since 2021 and is currently a member of the Member of the Appointments, Governance and CSR Committee and a Member of the Strategy Committee. She spent her entire career with L’Oréal, whom she joined in 1991. In 2004, she was appointed Global Chief Procurement Officer, and was Managing Director of Travel Retail in 2011. In 2014, she was appointed Executive Vice President Operations and became a member of the L’Oréal group Executive Committee. At the end of 2018, she became Chief Technology and Operations Officer at L’Oréal.

Since February 2021, she has served as the L’Oréal group’s President for Research, Innovation and Technologies, and in May 2021, she was appointed Deputy CEO of L’Oréal.

Barbara Lavernos is a graduate of the HEI chemical engineering school at Lille (France). In December 2020, she was named “Chevalier of the Legion of Honor”.

Barbara Lavernos is a citizen of France.

Anne-Françoise Nesmes Independent Director; Member of the Audit Committee

Anne-Françoise Nesmes was Chief Financial Officer of Smith + Nephew PLC until the end of the first quarter of 2024. She joined the Board of Compass Group PLC as a non-executive director in 2018 and currently serves as Senior Independent Director, Chair of the Audit Committee and a member of the Corporate Responsibility, Nomination and Remuneration Committees. She held a number of finance positions in international companies before joining GlaxoSmithKline PLC in 1997, where she worked for 16 years, including as Senior Vice President of Finance for global vaccines. She then became Chief Financial Officer of Dechra Pharmaceuticals PLC and Merlin Entertainments PLC (2013-2020).

Anne-Françoise Nesmes holds a Master’s degree from Grenoble Business School and a Master’s degree in Business Administration from Henley Management College. She is also a Chartered Management Accountant.

Anne-Françoise Nesmes is a prospective director of Vodafone (UK) and a Director of Compass Group PLC (UK).

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Anne-Françoise Nesmes is a citizen of France and the United Kingdom.

John Sundy Independent Director ; Member of the Scientific Committee

John Sundy is currently Chief Medical Officer and Head of Research and Development at Seismic Therapeutic, a machine learning immunology company and is Adjunct Professor of Medicine in the Division of Rheumatology and Immunology at Duke University School of Medicine. He was a tenured faculty member at Duke University before moving to the biotech industry in 2014. Between 2014 and 2021, he held several management positions including Senior Vice President at Gilead Sciences, and Chief Medical Officer at Pandion Therapeutics.

He is also a director of Neutrolis, Inc, and the Childhood Arthritis and Rheumatology Research Alliance, and serves on the Steering Committee of the NIH Immune Tolerance Network.

John Sundy obtained a B.S. in biology from Bucknell University and a M.D./Ph.D from Hahnemann University with a specialization in immunology, and completed clinical training in rheumatology and allergy/immunology at Duke.

John Sundy is a citizen of the United States of America.

Emile Voest Independent Director; Member of the Scientific Committee

Emile Voest obtained a Ph.D. in medicine from the University of Utrecht.

Emile has been an independent Director of Sanofi since 2022 and currently serves as a member of the Scientific Committee. Emile Voest is currently chairman of the board of Cancer Core Europe, a collaboration of seven top comprehensive cancer centers in Europe and was Executive Medical Director of the Netherlands Cancer Institute (NKI) until 2021. He is also the Founder and a Strategic Advisor for Mosaic Therapeutics.

He has been Professor of Medical Oncology at the University of Utrecht (UMC) since 1999 and leads his research group at the NKI and Oncode Institute. He has founded and leads several innovative precision medicine initiatives in oncology. He is co-founder and non-executive board member of the Hartwig Medical Foundation (large scale DNA analyses), is a board member of the Center for Personalized Cancer Treatment and leads several innovative precision oncology clinical trials. Over recent years, he also played several leadership roles in medical societies such as ESMO (European Society for Medical Oncology) and ASCO (American Society of Clinical Oncology).

Emile Voest is a citizen of the Netherlands.

Antoine Yver Independent Director; Chairman of the Scientific Committee; Member of the Strategy Committee	Antoine has been an independent Director of Sanofi since 2022 and currently serves as chairman of the Scientific Committee and a member of the Strategy Committee.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Antoine Yver was in charge of the Development of Centessa Pharmaceuticals, Ltd. as Chairman in 2021 and 2022.

He began his oncology development career at Rhône Poulenc Rorer Inc. in 1990. In 1999, he joined the Aventis Group as Senior Director, Oncology Global Clinical Development. In 2005, he was appointed Senior Director of Oncology at Johnson & Johnson and in 2006, Executive Director of Oncology at Schering-Plough. From 2009 to 2016, he led global oncology development at AstraZeneca, delivering TAGRISSO and LYNPARZA, including Senior Vice President, GMD Head of Oncology and Lead, China GMD (2013-2016). Subsequently, he was Executive Vice President, Global Head of Oncology Research and Development at Daiichi Sankyo and developed ENHERTU.

Antoine Yver is a former intern in medicine at the Hôpitaux de Paris as well as a former assistant at the Hôpitaux de Paris in pediatrics and oncology and former head of clinic at the Universities. He is a Doctor of Medicine and Pediatrics from the University of Paris-Sud 11. He also obtained a Master’s degree in Immunology from the University of Paris.

Antoine Yver is a citizen of the United States of America, France, and Switzerland.

Houman Ashrafian Executive Vice President, Head of Research and Development

Houman Ashrafian joined Sanofi on September 11, 2023.

Houman joined Sanofi from SV Health Investors where he was Managing Partner of the global private equity and venture capital investment platform which has a special focus on biotechnology, healthcare growth equity, and medtech. He has a robust track record in building high value, successful companies in the healthcare space, that brought transformational medicines from discovery to market: he co-founded and chaired the biotechs Alchemab Therapeutics, Dualitas, Enara Bio, Mestag Therapeutics, Sitryx and Trex Bio. Previously, he was Vice President and head of the Clinical Science Group at UCB with a main focus on precision medicine strategies and early clinical activities across the R&D portfolio. He also co-founded Cardiac Report, a cardiac services company, Heart Metabolics, Catamaran Bio, as well as Weatherden, a boutique clinical consultancy.

Houman is an Honorary Consultant Cardiologist at the John Radcliffe Hospital in Oxford, and a Visiting Professor at the University of Oxford in the UK. He has received numerous prestigious awards and recognitions over the course of his career, including the Michael Davies Early Career Award from the British Cardiovascular Society and the Schuldham Prize.

Houman has a bachelor’s and master’s degree from the University of Cambridge (UK) and a BM BCh and DPhil from the University of Oxford (UK).

Houman Ashrafian is a citizen of the United Kingdom.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Natalie Bickford Executive Vice President, Chief People Officer

Natalie Bickford joined Sanofi on August 1, 2020. She has worked in HR and HR leadership for more than 20 years and brings a wealth of experience in consumer-facing industries to Sanofi.

Prior to joining Sanofi, Natalie was Group HR Director at Merlin Entertainments, the world’s second largest location-based entertainment business, where she was responsible for 30,000 employees across Europe, North America, and Asia Pacific. She also held senior HR positions at Sodexo, AstraZeneca and Kingfisher Plc.

Natalie has a strong track record of transforming organizations, with a strong focus on inclusion and diversity. She was awarded “HR Diversity Champion of the Year” at the European Diversity Awards in November 2019. Natalie is also Board member of the Kronos Workforce Institute, a reflection of her deep interest in understanding and shaping the future of work. Natalie is a Board Advisor to the Coalition for Epidemic Preparedness Innovation (CEPI).

Natalie holds a degree in French and International Politics from the University of Warwick in the UK.

Natalie Bickford is a citizen of the United Kingdom.

Olivier Charmeil Executive Vice President, General Medicines

Olivier Charmeil is a graduate of HEC (École des Hautes Études Commerciales) and of the Institut d’Études Politiques in Paris.

From 1989 to 1994, he worked in the Mergers & Acquisitions department of Banque de l’Union Européenne. He joined Sanofi Pharma in 1994 as head of Business Development. Subsequently, he held various positions within Sanofi, including Chief Financial Officer (Asia) of Sanofi- Synthélabo in 1999 and Attaché to the Chairman, Jean-François Dehecq, in 2000, before being appointed as Vice President, Development within the Sanofi- Synthélabo International Operations Directorate, where he was responsible for China and support functions. In 2003, Olivier Charmeil was appointed—Chairman and Chief Executive Officer of Sanofi- Synthélabo France, before taking the position of Senior Vice President, Business Management and Support within the Pharmaceutical Operations Directorate. In this role, he piloted the operational integration of Sanofi-Synthélabo and Aventis. He was appointed Senior Vice President Asia/Pacific, Pharmaceutical Operations in February 2006; Operations Japan reported to him from January 1, 2008, as did Asia/Pacific and Japan Vaccines from February 2009. On January 1, 2011, Olivier Charmeil was appointed Executive Vice President Vaccines, and joined Sanofi’s Executive Committee.

In May 2015, Olivier Charmeil and André Syrota were appointed as Co-Leaders of “Medicine of the Future”, an initiative developed by the French Minister for Economy, Industry and Digital Affairs, the French Minister for Social Affairs, Health and

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Women’s Rights and the French Minister for National and Higher Education and Research. They have been tasked with assembling a group of industrialists and academics, with the objective of imagining how French industry can accelerate the launch and export of innovative industrial products, with an emphasis on new biotechnologies.

From June 2016 to December 2018, Olivier Charmeil served as Executive Vice President of our General Medicines and Emerging Markets Global Business Unit.

In 2019, he served as Executive Vice President, China and Emerging Markets. In February 2020, he was appointed to lead Sanofi’s General Medicines unit, a diversified portfolio of iconic brands and essential medicines to meet the needs of millions of patients with chronic conditions. Additionally, in 2020, Olivier became a Board Member of the European Federation of Pharmaceutical Industries and Associations (EFPIA).

Olivier Charmeil is a citizen of France.

Audrey Duval Executive Vice President, Corporate Affairs

Audrey Duval joined Sanofi in September 2022, as President, Sanofi France.

Audrey began her career in public hospitals in Paris and went on to work as a Researcher at the Pasteur Research Center of Hong Kong University and then as a Scientific Expert at Salusmed, based in Hong Kong. She later returned to France to join Pfizer, working in medical affairs in the areas of Endocrinology, Transplant and Rheumatology. Prior to joining Sanofi, Audrey worked for Novartis, where she served as Business Franchise Head for Ophthalmology and then Country President for the company’s operations in Ireland.

Audrey holds a Medical Doctorate from the Paris Faculty of Medicine Cochin, and a Bachelor of Science in Medical Biology.

Audrey Duval is a citizen of France.

Brian Foard Executive Vice President, Head of Specialty Care

As head of our Specialty Care GBU, Brian oversees an extensive portfolio of medicines in immunology, neuro-inflammation, rare diseases, and oncology. Brian and his colleagues are responsible for launching treatments in those fields, and for implementing the strategy to bring Sanofi’s scientific breakthroughs to patients.

Brian joined Sanofi in March 2017 as the Global Head of Dermatology and Respiratory, and held roles of increasing responsibility, including as Head of Global Immunology for Sanofi and then as US Country Lead and Head of Specialty Care for North America.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

He has over 20 years’ experience in the specialist biopharma industry, and began his career with Galderma where he spent more than 10 years in the US before relocating to Paris to lead global marketing and launch readiness. During his time at Galderma, Brian also served in roles including General Manager for Australia & New Zealand and Vice President & General Manager of the global prescription business unit.

Brian received a degree in business from East Carolina University and has completed an executive education course at Wharton.

Brian Foard is a citizen of the United States.

Emmanuel Frenehard Executive Vice President, Chief Digital Officer

Emmanuel joined Sanofi in 2020 as Global Head of Digital, and was appointed to the Executive Committee on August 31, 2023.

Prior to being appointed Chief Digital Officer, he held the positions of Global Head, Digital GBU teams and Digital Products. He also led the Sanofi Digital Accelerator and a number of digital commerce initiatives.

Before joining Sanofi, Emmanuel spent 20 years leading large global organizations as well as three years in startups. He has built and launched multiple global digital products in support of existing and new business models. In particular, he managed iflix’s rollout across Southeast Asia and led the launch of DisneyLife, Disney’s direct-to-consumer digital subscription service, in the UK.

Emmanuel is a graduate of the European Business School (EBS) and holds a Master II in Business, Finance and Audit from the Institut Supérieur de Gestion (ISG).

Emmanuel Frenehard is a citizen of France.

Brendan O’Callaghan Executive Vice President, Manufacturing & Supply

Brendan O’Callaghan joined Sanofi on January 1, 2015. He joined the Executive Committee on October 1, 2021.

Brendan joined Sanofi in 2015 and was previously Global Head of Biologics and Industrial Affairs Head of the Specialty Care portfolio. He has played a key role in supporting our transformation to a fully integrated BioPharmaceutical company and advancing the digital transformation of our manufacturing network.

Prior to Sanofi, Brendan worked at Schering-Plough before moving to Merck/MSD as Head of Biologics and later Vice President of its Europe, Middle East and Africa Operations.

Brendan graduated in chemical engineering from the University College of Dublin, where he currently serves as an honorary adjunct Professor of Chemical and Biochemical Engineering.

Brendan O’Callaghan is a citizen of Ireland.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Roy Papatheodorou Executive Vice President, General Counsel, Head of Legal, Ethics & Business Integrity and Global Security

Roy Papatheodorou completed a Legal Practice Course from BPP School of Law in London and a LLB in Law from King’s College London. He is a qualified solicitor in England & Wales. Roy was appointed to his current position as Executive Vice President, General Counsel & Head of Legal, Ethics & Business Integrity and Global Security in 2022.

Before joining Sanofi, Roy was the General Counsel of Novartis Pharmaceuticals since 2017. Prior to that, he headed Legal Transactions at Novartis. From 2011 to 2013, he was the Group General Counsel and Secretary to Board of Directors at Actavis, a global generic pharmaceutical leader. Prior to this, Roy spent several years at Linklaters London, Moscow and Sao Paulo, advising mainly on corporate, international mergers & acquisitions, private equity and restructurings.

Roy Papatheodorou is a citizen of Cyprus and Italy.

Madeleine Roach Executive Vice President, Business Operations

Madeleine Roach joined Sanofi in 2022 as Head of Internal Audit and Risk Management, before being appointed to the Executive Committee on October 1, 2023.

Prior to joining Sanofi, Madeleine served at AstraZeneca as Head of Group Finance Services, Asia-Pacific and Head of Global Business Services Site Lead in Malaysia, delivering a wide range of business services to stakeholders and further expanding the site with the addition of value-added services and digitalization capabilities, whilst attracting top talent through strong employer branding.

Madeleine also held positions of growing responsibility in Finance and Global Business Services at AstraZeneca, after starting her career at PricewaterhouseCoopers and KPMG in Assurance and Advisory services, in Germany and the UK.

Madeleine holds a BA (Hons) in Economics and Politics from the School of Oriental and African Studies, University of London.

Madeleine Roach is a citizen of Germany.

François Roger Executive Vice President, Chief Financial Officer

François Roger has served as Chief Financial Officer of Sanofi since April 2024, leading a team that manages financial risk and capital allocation to create value and growth for Sanofi.

François joined Sanofi from Nestlé where he was CFO for nearly nine years. Before Nestlé, he served from 2013 to 2015 as CFO of Takeda Pharmaceuticals, based in Japan. He spent the first 14 years of his career working in the pharmaceutical industry, first at Roussel, Hoechst and later Aventis, serving in various countries. He worked at Danone from 2000 to 2008 in various finance roles and was CFO of Millicom, a NASDAQ listed, global mobile phone operator from 2008 to 2013. He has lived and worked in Europe, the United States, Asia, Africa and Latin America.

François holds an MBA from Ohio State University in the US and a Major in Accounting from Audencia Business School in France. François Roger is a citizen of France.

Thomas Triomphe Executive Vice President, Vaccines

Thomas Triomphe earned his MSc in industrial engineering from École Nationale des Ponts et Chaussées and he also holds an MBA from INSEAD.

Thomas joined Sanofi Pasteur in 2004 and has since advanced within the company in several roles of increasing responsibility in sales and marketing, at the country, regional and global levels. From 2015 to 2018, he was Head of the Asia Pacific Region, based in Singapore. Before that, he served as Head of Sanofi Pasteur Japan from 2012 to 2015. In 2010, he became Associate Vice President, Head of the Influenza-Pneumo Franchise after three years as Director for the same franchise, based in the US. Earlier in his career, Thomas worked in banking and strategic consulting.

Thomas was the Vice President and Head of Franchise & Product Strategy for Sanofi Pasteur from 2018 to 2020.

Thomas Triomphe is a citizen of France.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

If delivering by mail: Continental Stock Transfer & Trust Company Attn: Corporate Actions | Blueprint Medicines Corp One State Street - 30th Floor New York, NY 10004

If delivering by hand, express mail, courier
or any other expedited service:

Continental Stock Transfer & Trust Company
Attn: Corporate Actions | Blueprint
Medicines Corp

One State Street - 30th Floor

New York, NY 10004

If delivering by Facsimile: (212) 616-7610

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and any related materials may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 750-0831

Banks and Brokers may call collect: (212) 750-5833